EXHIBIT (a)(1)(A)

OFFER TO EXCHANGE COMMON SHARES OF ZIONS BANCORPORATION FOR

ANY AND ALL DEPOSITARY SHARES EACH REPRESENTING A 1/40TH

OWNERSHIP INTEREST IN A SHARE OF SERIES A FLOATING-RATE

NON-CUMULATIVE PERPETUAL PREFERRED STOCK

ZIONS BANCORPORATION

THE TENDER OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 21, 2009,

UNLESS ZIONS BANCORPORATION EXTENDS THE TENDER OFFER.

Zions Bancorporation, a Utah corporation, is offering to exchange any and all of its outstanding depositary shares (the “Depositary Shares”) each representing a 1/40th ownership interest in a share of Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) with a liquidation preference of $25.00 per Depositary Share (equivalent to $1,000 per share of Series A Preferred Stock), upon the terms and subject to the conditions set forth in this Offer to Exchange (the “Offer to Exchange”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), which, as each may be amended and supplemented from time to time, constitute the exchange offer (the “Exchange Offer”).

For each Depositary Share accepted for exchange in accordance with the terms of the Exchange Offer, Zions Bancorporation will issue a number of shares of its common stock, without par value (the “Common Stock”), equal to (i) $13.00 divided by (ii) the Relevant Price (as defined herein) and rounded down to four decimals; provided, however, that if on the Pricing Date (as defined herein), the Relevant Price is less than $10.40, then 1.25 shares of Common Stock will be issued for each Depositary Share accepted in the Exchange Offer.

The Exchange Offer will expire at 11:59 p.m., New York City time, on December 21, 2009, unless we extend it or terminate it early (such date and time, as the same may be extended, the “Expiration Date”). You may withdraw Depositary Shares that you tender at any time before the Exchange Offer expires. In addition, you may withdraw any tendered Depositary Shares if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on November 23, 2009.

The Depositary Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ZBPRA,” and our Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ZION.” If a sufficiently large number of Depositary Shares do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Depositary Shares is expected to be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Depositary Shares. See “Risk Factors—Risks Related to the Exchange Offer—The liquidity of any trading market that currently exists for the Depositary Shares may be adversely affected by the Exchange Offer, and holders of Depositary Shares who fail to participate in the Exchange Offer may find it more difficult to sell their Depositary Shares after the Exchange Offer is completed.” On November 20, 2009, the last reported sale price of the Depositary Shares on the NYSE was $10.45 per share, and the last reported sale price of shares of our Common Stock on Nasdaq was $12.55 per share.

Our obligation to exchange shares of Common Stock for Depositary Shares in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. Our obligation to exchange is not subject to any minimum tender condition.

The Board of Directors of the Company has approved the Exchange Offer. However, none of Zions, our financial advisors, the Exchange Agent, the Information Agent or any other person is making any recommendation as to whether or not holders of outstanding Depositary Shares should tender their Depositary Shares for exchange in the Exchange Offer. You must make your own decision whether to tender any Depositary Shares in the Exchange Offer and, if so, the number of Depositary Shares to tender, after reading this Offer to Exchange and the documents incorporated by reference herein and consulting with your advisors.

You may direct questions and requests for assistance to D.F. King & Co., Inc., the information agent (the “Information Agent”) for the Exchange Offer, at the contact information set forth on the back cover page of this document. You may direct requests for additional copies of this Offer to Exchange to the Information Agent.

We encourage you to read and carefully consider this Offer to Exchange in its entirety, in particular the risk factors beginning on page 6, for a discussion of factors that you should consider with respect to this Exchange Offer.

Shares of our Common Stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other regulatory body has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense. No person has been authorized to give any information or make any representations with respect to the Exchange Offer other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

THE DATE OF THIS OFFER TO EXCHANGE IS NOVEMBER 23, 2009.

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NOTICE TO INVESTORS

This Offer to Exchange has been prepared by us solely for use in connection with the Exchange Offer described in this Offer to Exchange.

In making an investment decision, prospective investors must rely on their own examination of the Company, and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this Offer to Exchange as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offer and to invest in the Common Stock under applicable legal investment or similar laws or regulations.

This Offer to Exchange contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us or the Information Agent.

Investors subject to the U.S. Employee Retirement Income Security Act of 1974 or section 4975 of the U.S. Internal Revenue Code of 1986, as amended, should consult with their advisors as to the appropriateness of their investments in the Common Stock.

In this Offer to Exchange, except as otherwise indicated, references to the “Company,” “Zions,” “we,” “us,” and “ours” refer to Zions Bancorporation together with its subsidiaries.

All of the Depositary Shares were issued in book-entry form, and all are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”). You may tender your Depositary Shares by transferring the Depositary Shares through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer—Procedures for Tendering the Depositary Shares.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date. If you hold your Depositary Shares through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender the Depositary Shares on your behalf on or prior to the Expiration Date. Tenders not received by D.F. King, Inc., the exchange agent for the Exchange Offer (the “Exchange Agent”), on or prior to the Expiration Date will be disregarded and of no effect.

We are incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to you upon written or oral request. Requests should be directed to:

Investor Relations

Zions Bancorporation

One South Main Street, 15th Floor

Salt Lake City, Utah 84133

(801) 844-7637

In order to ensure timely delivery of such documents, you must request this information no later than five business days before the date you must make your investment decision. Accordingly, you should make any request for documents by December 14, 2009 to ensure timely delivery of the documents prior to the expiration date.

You should rely only on the information contained in or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this document is accurate only as of the date of this document or as of the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, none of our financial advisors or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. Our officers, directors and employees may solicit tenders from holders of our Depositary Shares and will answer inquiries concerning the Depositary Shares, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

WHERE YOU CAN FIND MORE INFORMATION

We have chosen to “incorporate by reference” into this Offer to Exchange certain documents filed separately by Zions with the SEC. The information incorporated by reference is considered to be a part of this Offer to Exchange, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

our Current Reports on Form 8-K filed on January 23, 2009, March 31, 2009, April 21, 2009, June 1, 2009, July 2, 2009, July 23, 2009, July 30, 2009, September 17, 2009, September 23, 2009 and both Current Reports on Form 8-K filed on November 23, 2009 (except in each case, any information that has been deemed to be “furnished” and not filed, and any exhibits related thereto);

•	our Current Reports on Form 8-K/A and Form 8-K furnished on August 28, 2009 and September 16, 2009, respectively; and

•

the description of our common stock set forth in our registration statement on Form 10 filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

In addition, these filings are available on our website at http://www.zionsbancorporation.com. Our website does not form a part of this Offer to Exchange.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the Exchange Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to disclose additional material information about us and the Exchange Offer that occurs following the date of this Offer to Exchange.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements in this Offer to Exchange, including information incorporated by reference, that are based on other than historical data are forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and include, among others:

•

statements with respect to our beliefs, plans, objectives, goals, guidelines, expectations, anticipations, and future financial condition, results of operations and performance of Zions Bancorporation and its subsidiaries; and

•	statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” or similar expressions.

These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this Offer to Exchange, including the information incorporated by reference. You should carefully consider those risks and uncertainties in reading this Offer to Exchange. Factors that might cause such differences include, but are not limited to:

•	our ability to successfully execute our business plans, manage our risks, and achieve our objectives;

•

changes in political and economic conditions, including the political and economic effects of the current economic crisis and other major developments, including wars, military actions and terrorist attacks;

•

changes in financial market conditions, either internationally, nationally or locally in areas in which we conduct our operations, including without limitation, changes in business formation and growth, commercial and residential real estate development and real estate prices;

•	fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels, and pricing;

•	changes in interest rates, the quality and composition of our loan and securities portfolios, demand for loan products, deposit flows and competition;

•	acquisitions and integration of acquired businesses;

•	increases in the levels of losses, customer bankruptcies, claims and assessments;

•	changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Department of Treasury and the Federal Reserve Board;

•

our participation or lack of participation in governmental programs implemented under the Emergency Economic Stabilization Act (“EESA”) and the American Recovery and Reinvestment Act (“ARRA”), including without limitation the Troubled Asset Relief Program, the Capital Purchase Program, the Temporary Liquidity Guarantee Program and the Capital Assistance Program and the impact of such programs and related regulations on us and on international, national, and local economic and financial markets and conditions;

•

the impact of the EESA and the ARRA and related rules and regulations on the business operations and competitiveness of Zions and other participating American financial institutions, including the impact of the executive compensation limits of these acts, which may impact the ability of Zions and other American financial institutions to retain and recruit executives and other personnel necessary for their businesses and competitiveness;

•

the impact of certain provisions of the EESA and ARRA and related rules and regulations on the attractiveness of governmental programs to mitigate the effects of the current economic crisis, including the risks that certain financial institutions may elect not to participate in such programs, thereby decreasing the effectiveness of such programs;

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•	continuing consolidation in the financial services industry;

•	new litigation or changes in existing litigation;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions;

•	demand for financial services in our market areas;

•	inflation and deflation;

•	technological changes and our implementation of new technologies;

•	our ability to develop and maintain secure and reliable information technology systems;

•	legislation or regulatory changes which adversely affect our operations or business;

•	our ability to comply with applicable laws and regulations;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; and

•	increased costs of deposit insurance and changes with respect to Federal Deposit Insurance Corporation insurance coverage levels.

We have identified some additional important factors that could cause future events to differ from our current expectations and they are described in this Offer to Exchange under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, including without limitation under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” in our most recent Quarterly Report on Form 10-Q for the period ended September 30, 2009 and in other documents that we may file with the SEC, all of which you should review carefully.

We specifically disclaim any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements, including the information incorporated by reference, to reflect future events or developments.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of our Depositary Shares, as well as the summary that follows, highlight selected information included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in the Exchange Offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information regarding Zions Bancorporation, see the section of this Offer to Exchange entitled “Where You Can Find More Information.”

Why are you making the Exchange Offer?

The purpose of the Exchange Offer is to provide us with increased financial flexibility and to increase our tangible common equity.

How many Depositary Shares are being sought in the Exchange Offer?

We are offering to exchange any and all outstanding Depositary Shares for Common Stock. As of November 20, 2009, 5,579,565 Depositary Shares were outstanding, representing approximately 139,489.125 shares of Series A Preferred Stock.

What will I receive in the Exchange Offer if I tender Depositary Shares and they are accepted?

For each Depositary Share we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock equal to (i) $13.00 divided by (ii) the Relevant Price and rounded down to four decimals; provided, however, that if on the Pricing Date, the Relevant Price is less than $10.40, then 1.25 shares of Common Stock will be issued for each Depositary Share accepted in the Exchange Offer.

Our Depositary Shares are listed on the NYSE under the symbol “ZBPRA,” and our Common Stock is listed on Nasdaq under the symbol “ZION.” On November 20, 2009, the last reported sale price per Depositary Share on the NYSE was $10.45 and the last reported sale price per share of our Common Stock on Nasdaq was $12.55.

How will fluctuations in the trading price of Common Stock affect the consideration offered to holders of Depositary Shares?

The number of shares we are offering to exchange for each Depositary Share varies depending on the Relevant Price of our Common Stock on the Pricing Date. If the Relevant Price of our Common Stock is equal to or greater than $10.40, we will issue a number of shares of Common Stock having a fixed value of $13.00 as described above. Accordingly, the implied value of the shares of Common Stock you receive will not increase even if the price of our Common Stock increases. If the market price of our Common Stock declines such that the Relevant Price on the Pricing Date is below $10.40, we will issue 1.25 shares of Common Stock for each Depositary Share tendered. Therefore, the implied value of the Common Stock you will receive in exchange for your Depositary Shares will decline. The trading value of our Common Stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally. See the section of this Offer to Exchange entitled “Risk Factors—Risks Related to the Exchange Offer—The liquidity of any trading market that currently exists for the Depositary Shares may be adversely affected by the Exchange Offer, and holders of Depositary Shares who fail to participate in the Exchange Offer may find it more difficult to sell their Depositary Shares after the Exchange Offer is completed.”

Will fractional shares be issued in the Exchange Offer?

We will not issue fractional Common Stock in the Exchange Offer. Instead, each tendering holder of Depositary Shares who would otherwise be entitled to receive a fraction of a share of Common Stock will receive cash, without interest, in an amount equal to the fractional share to which such holder would otherwise be entitled multiplied by the Relevant Price.

How does the consideration I will receive if I tender my Depositary Shares compare to the payments I will receive on the Depositary Shares if I do not tender?

If you tender Depositary Shares in the Exchange Offer, you will receive an amount (rounded down to four decimals) equal to (i) $13.00 divided by (ii) the Relevant Price (provided, however, that if on the Pricing Date, the Relevant Price is less than $10.40, then we will issue 1.25 shares of our Common Stock for each Depositary Share we accept in the Exchange Offer), plus any accrued but unpaid dividends, if any, up to but not including the Settlement Date (as defined below) of the Exchange Offer, payable in cash. You will also be entitled to receive cash dividends on our Common Stock when, as and if declared by our board of directors on or after the Settlement Date of the Exchange Offer. The payment of future cash dividends on our Common Stock will depend upon, among other things, our future earnings, capital requirements, financial condition and any regulatory restrictions. We recently decreased our quarterly dividend to $0.01 per share. We do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could determine to eliminate our Common Stock dividend altogether. See “Risk Factors—Risks Related to Our Common Stock—The Common Stock is equity and therefore is subordinate to our indebtedness and preferred stock, and our ability to declare dividends on our Common Stock may be limited” and “Dividend Policy” for additional information.

If you do not participate in the Exchange Offer, you will continue to hold Depositary Shares. See “Description of Capital Stock.” Additionally, you will continue to receive, when, as and if declared by our board of directors, quarterly dividends in arrears at a rate per annum equal to the greater of (A) the three-month London Interbank Offered Rate (“LIBOR”) plus 0.52% or (B) 4.0%, for each Depositary Share, paid in quarterly installments on March 15, June 15, September 15 and December 15 of each year for as long as such shares remain outstanding.

Whether or not you participate in the Exchange Offer, holders of record on December 1, 2009 (the “Record Date”) will receive a regular quarterly dividend on their Depositary Shares, on December 15, 2009 (the “Dividend Payment Date”). You will be deemed a holder of record on the Record Date even if you have tendered your Depositary Shares in accordance with the procedures set forth in this Offer to Exchange and the Letter of Transmittal.

What other rights will I lose if I tender my Depositary Shares in the Exchange Offer?

If you validly tender your Depositary Shares and we accept them for exchange, you will lose the rights of a holder of Depositary Shares, which are described below in this Offer to Exchange. For example, you would lose the right to receive quarterly dividend payments when, if and as declared by our board of directors on such Depositary Shares. You would also lose the right to receive, out of assets available for distribution to our shareholders and before any distribution is made to the holders of capital stock ranking junior to the Depositary Shares (including Common Stock), a liquidation preference in the amount of $25.00 per Depositary Share (or $1,000 per share of Series A Preferred Stock), plus declared and unpaid dividends, upon any voluntary or involuntary liquidation, winding up or dissolution of Zions.

May I tender only a portion of the Depositary Shares that I hold?

Yes. You do not have to tender all of your Depositary Shares to participate in the Exchange Offer.

If the Exchange Offer is consummated and I do not participate in the Exchange Offer or I do not tender all of my Depositary Shares, how will my rights and obligations under my remaining outstanding Depositary Shares be affected?

The terms of your Depositary Shares, if any, that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer. However, if a sufficiently large number of Depositary Shares do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Depositary Shares that you own may be less liquid. See “—How will the Exchange Offer affect the trading market for the Depositary Shares that are not accepted for exchange?” below.

How will the Exchange Offer affect the trading market for the Depositary Shares that are not accepted for exchange?

If a sufficiently large number of Depositary Shares do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Depositary Shares is expected to be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Depositary Shares. See “Risk Factors—Risks Related to the Exchange Offer—The liquidity of any trading market that currently exists for the Depositary Shares may be adversely affected by the Exchange Offer, and holders of Depositary Shares who fail to participate in the Exchange Offer may find it more difficult to sell their Depositary Shares after the Exchange Offer is completed.”

What do you intend to do with the Depositary Shares that are tendered in the Exchange Offer?

The Company will retire the shares of Series A Preferred Stock underlying the Depositary Shares it acquires pursuant to the Exchange Offer and such retired shares will return to the status of authorized but unissued shares of preferred stock of the Company.

Are you making a recommendation regarding whether I should tender in the Exchange Offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your Depositary Shares in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Depositary Shares in the Exchange Offer and, if so, the number of Depositary Shares to tender. Before making your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors,” and the other documents incorporated by reference in this Offer to Exchange.

When will I receive the Exchange Offer consideration for my Depositary Shares tendered and accepted for exchange pursuant to the Exchange Offer?

The Common Stock and cash, if any, deliverable in respect of the Depositary Shares accepted for exchange pursuant to the Exchange Offer will be delivered to the Exchange Agent (or upon its instruction to DTC), as agent for the holders whose Depositary Shares have been accepted for exchange, promptly following the Expiration Date.

Will the Common Stock received by tendering holders of Depositary Shares be freely tradable?

The Exchange Offer is being made in reliance on an exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC, we expect that shares of our Common Stock received in exchange for Depositary Shares in the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the Depositary Shares were originally issued in transactions registered with the SEC. Shares of our Common Stock issued pursuant to the Exchange Offer to a holder of Depositary Shares who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 under the Securities Act, and the holding period of Depositary Shares tendered by such recipients can be tacked onto the shares of our Common Stock received in exchange for the Depositary Shares for the purpose of satisfying the holding period requirements of Rule 144. For more information regarding the market for our Common Stock, see the section of this Offer to Exchange entitled “Market for Common Stock and Depositary Shares.”

Do you or any of your affiliates have any current plans to purchase of the Depositary Shares that remain outstanding subsequent to the expiration of the Exchange Offer?

No.

Following completion of the Exchange Offer, we may repurchase additional Depositary Shares that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Depositary Shares that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the terms of the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Depositary Shares other than pursuant to the Exchange Offer until 10 business days after the Expiration Date, although there are some exceptions. Future repurchases, if any, will depend on many factors, including market conditions and the conditions of our business. The repurchase of Depositary Shares may be subject to approval of our regulators.

In addition, although the Depositary Shares are redeemable at any time or from time to time by us after December 15, 2011, at a redemption price equal to $25.00 per Depositary Share, holders of Depositary Shares have no right to require us to redeem or repurchase the Depositary Shares at any time. Therefore, holders should not expect us to redeem the Depositary Shares on the date they become redeemable or at any particular date afterwards.

What are the conditions to the Exchange Offer?

The Exchange Offer is subject to the conditions described in “The Exchange Offer—Conditions to the Exchange Offer.” Among others, the Exchange Offer is subject to there not having been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our business, condition (financial or otherwise) or prospects. For more information regarding the conditions to the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Conditions to the Exchange Offer.”

When does the Exchange Offer expire?

The Exchange Offer will expire at 11:59 p.m., New York City time, on December 21, 2009 (unless we extend it or terminate it early). You may withdraw any Depositary Shares that you previously tendered in the Exchange Offer at any time prior to the time it expires.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We reserve the right to extend the Exchange Offer for any reason. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the expiration of the Exchange Offer. However, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or to the information contained in this Offer to Exchange. During any extension of the Exchange Offer, the Depositary Shares that were previously tendered for exchange and not validly withdrawn will remain subject to the Exchange Offer. We also reserve the right to terminate the Exchange Offer at any time prior to the expiration of the Exchange Offer if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no Depositary Shares will be accepted for exchange, and any Depositary Shares that have been tendered for exchange will be returned to the tendering holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

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What risks should I consider in deciding whether or not to tender my Depositary Shares?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties described in the section of this Offer to Exchange entitled “Risk Factors,” and the documents incorporated by reference in this Offer to Exchange.

What are the federal income tax consequences of my participating in the Exchange Offer?

The exchange of your Depositary Shares for our Common Stock will qualify as a recapitalization for U.S. federal income tax purposes. Therefore, except with respect to any cash received in lieu of fractional shares, no gain or loss will be recognized upon consummation of the Exchange Offer. Please see the section of this Offer to Exchange entitled “Material U.S. Federal Income Tax Considerations.” We recommend that you consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

Are your financial condition and results of operations relevant to my decision to tender in the Exchange Offer?

Yes. The price of both our Common Stock and our Depositary Shares is closely linked to our financial condition and results of operations.

Are any Depositary Shares held by your directors, executive officers or affiliates?

Based on our records and on information provided to us by our executive officers, directors, affiliates and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors or executive officers own any Depositary Shares, other than W. David Hemingway, Executive Vice President—Chief Investment Officer, who owns 1,000 Depositary Shares.

Will you receive any cash proceeds from the Exchange Offer?

No. We will not receive any cash proceeds from the Exchange Offer.

How do I tender my Depositary Shares for exchange in the Exchange Offer?

If you beneficially own any Depositary Shares that are held in the name of a broker or other nominee and wish to tender such Depositary Shares, you should promptly instruct your broker or other nominee to tender on your behalf.

Only a holder of record of any of the Depositary Shares may tender such Depositary Shares in the Exchange Offer. To tender in the Exchange Offer, a holder must:

1.	either:

•

properly complete, duly sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires and deliver the Letter of Transmittal or facsimile, together with any other documents required by the Letter of Transmittal and any other required documents, to the Exchange Agent prior to the expiration of the Exchange Offer; or

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in lieu of delivering a Letter of Transmittal, instruct DTC to transmit on behalf of the holder an “agent’s message” to the Exchange Agent which shall be received by the Exchange Agent prior to the expiration of the Exchange Offer, according to the procedure for book-entry transfer described below; and

2.	deliver to the Exchange Agent prior to the expiration of the Exchange Offer confirmation of book-entry transfer of your Depositary Shares into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfers described in this Offer to Exchange.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Depositary Shares that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal (including the instructions thereto and the making of the representations and warranties contained therein) and that we may enforce that agreement against the participant.

For more information regarding the procedures for exchanging your Depositary Shares, see “The Exchange Offer—Procedures for Tendering the Depositary Shares” and “The Exchange Offer—Book-Entry Transfer.”

Are there procedures for guaranteed delivery of the Depositary Shares?

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date. If you hold your Depositary Shares through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender the Depositary Shares on your behalf on or prior to the Expiration Date. Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and of no effect.

What happens if some or all of my Depositary Shares are not accepted for exchange in the Exchange Offer?

Any validly tendered Depositary Shares not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer, as the case may be, to the address specified by you in the Letter of Transmittal or by book-entry transfer into an account with DTC specified by you. For more information, see “The Exchange Offer—Withdrawal Rights.”

Until when may I withdraw any Depositary Shares previously tendered for exchange in the Exchange Offer?

You may withdraw any of the Depositary Shares that you previously tendered for exchange at any time on or prior to the expiration of the Exchange Offer. See “The Exchange Offer—Withdrawal Rights.”

How do I withdraw Depositary Shares previously tendered for exchange in the Exchange Offer?

For a withdrawal to be valid, the Exchange Agent must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, prior to the expiration of the Exchange Offer. If you change your mind again before the expiration of the Exchange Offer, you can re-tender any of the Depositary Shares by following the exchange procedures again prior to the expiration of the Exchange Offer. For more information regarding the procedures for withdrawing tenders of the Depositary Shares, see “The Exchange Offer—Withdrawal Rights.”

Will I have to pay any fees or commissions if I tender my Depositary Shares for exchange in the Exchange Offer?

You will not be required to pay any fees or commissions to us, the Exchange Agent or the Information Agent in connection with the Exchange Offer. If your Depositary Shares are held through a broker or other nominee who tenders the Depositary Shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the Exchange Offer ?

If you have questions about the procedures for tendering in the Exchange Offer, require additional materials about the Exchange Offer or require assistance in tendering your Depositary Shares, please contact the Information Agent. You can call the Information Agent toll-free at (800) 901-0068. You may also write to the Information Agent at the address listed on the back cover of this Offer to Exchange.

SUMMARY

The following summary highlights selected information contained in this document. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference in this document. You should carefully consider the information contained in and incorporated by reference in this document, including the information set forth under the heading “Risk Factors” on page 5 in this document and the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

The Company

Zions Bancorporation is a financial holding company organized under the laws of the State of Utah in 1955, and registered under the Bank Holding Company Act of 1956, as amended. Zions Bancorporation and its subsidiaries own and operate eight commercial banks in ten Western and Southwestern states with a total of 493 domestic branches as of September 30, 2009. We provide a full range of banking and related services through our banking and other subsidiaries, primarily in Utah, California, Texas, Arizona, Nevada, Colorado, New Mexico, Idaho, Washington and Oregon. Full-time equivalent employees totaled 10,616 as of September 30, 2009.

We focus on providing community-minded banking services by continuously strengthening our core business lines of 1) small, medium-sized business and corporate banking; 2) commercial and residential development, construction and term lending; 3) retail banking; 4) treasury cash management and related products and services; 5) residential mortgage; 6) trust and wealth management; and 7) investment activities. Each of our banks operate under a different name and each has its own board of directors, chief executive officer and management team. The banks provide a wide variety of commercial and retail banking and mortgage lending products and services. They also provide a wide range of personal banking services to individuals, including home mortgages, bankcard, installment loans, home equity lines of credit, checking accounts, savings accounts, time certificates of various types and maturities, trust services, safe deposit facilities, direct deposit and 24-hour ATM access. In addition, certain banking subsidiaries provide services to key market segments through their Women’s Financial, Private Client Services and Executive Banking Groups. We also offer wealth management services through a subsidiary, Contango Capital Advisors, Inc., and online brokerage services through Zions Direct, Inc.

In addition to these core businesses, we have built specialized lines of business in capital markets, public finance and certain financial technologies, and we are also a leader in Small Business Administration (“SBA”) lending. Through our eight banking subsidiaries, we provide SBA 7(a) loans to small businesses throughout the United States and are also one of the largest providers of SBA 504 financing in the nation. We own an equity interest in the Federal Agricultural Mortgage Corporation (“Farmer Mac”) and are one of the nation’s top originators of secondary market agricultural real estate mortgage loans through Farmer Mac. We are a leader in municipal finance advisory and underwriting services. We also control four venture capital funds that provide early-stage capital primarily for start-up companies located in the Western United States. Our NetDeposit, LLC subsidiary is a leader in check imaging and clearing technology.

Our principal executive offices are located at One South Main, 15th Floor, Salt Lake City, Utah 84133, and our telephone number is (801) 524-4787. Our common stock is traded on Nasdaq under the symbol “ZION.” Our website address is http://www.zionsbancorporation.com. This website address is not intended to be an active link and information on our website is not incorporated in, and should not be construed to be part of, this Offer to Exchange.

Purpose of Exchange Offer

The purpose of the Exchange Offer is to provide us with increased financial flexibility and to increase our tangible common equity.

SUMMARY TERM SHEET

Offeror	Zions Bancorporation.

Holders Eligible to Participate in the Exchange Offer	All holders of Depositary Shares are eligible to participate in the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Securities Subject to the Exchange Offer	Up to an aggregate 5,579,565 Depositary Shares (representing approximately 139,489.125 shares of Series A Preferred Stock), representing all the outstanding Depositary Shares as of November 20, 2009.

The Exchange Offer	We are offering to exchange shares of Common Stock for any and all validly tendered and accepted Depositary Shares upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal.

Any Depositary Shares not exchanged will remain outstanding. The Company will retire the shares of Series A Preferred Stock underlying the Depositary Shares it acquires pursuant to the Exchange Offer and such shares retired will return to the status of authorized but unissued shares of preferred stock of the Company.

Pricing Date	As defined herein, which is expected to be December 17, 2009.

Exchange Offer Consideration	For each Depositary Share we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock equal to (i) $13.00 divided by (ii) the Relevant Price and rounded down to four decimals; provided, however, that if on the Pricing Date, the Relevant Price is less than $10.40, then 1.25 shares of Common Stock will be issued for each Depositary Share accepted in the Exchange Offer. The Relevant Price is equal to the Average VWAP (as defined herein) of our Common Stock during the Pricing Period (as defined herein) and ending on the Pricing Date.

Zions will not issue any fractional shares of Common Stock in connection with the Exchange Offer. Instead, each tendering holder of Depositary Shares who would otherwise be entitled to receive a fraction of a share of Common Stock will receive cash, without interest, in an amount equal to the fractional share to which such holder would otherwise be entitled multiplied by the Relevant Price.

Purpose of Exchange Offer	The purpose of the Exchange Offer is to provide us with increased financial flexibility and to increase our tangible common equity.

Market Trading

The Depositary Shares are listed on the NYSE under the symbol “ZBPRA,” and our Common Stock is listed on Nasdaq under the symbol “ZION.” On November 20, 2009, the last reported sale price per share of our Depositary Shares on the NYSE was $10.45 and the

last reported sate price per share of our Common Stock on Nasdaq was $12.55. We urge you to obtain current market price information for the Depositary Shares and the Common Stock before deciding whether to participate in the Exchange Offer. For trading information regarding such securities, you may contact our Information Agent at the telephone number set forth on the back cover of this Offer to Exchange. See “Market For Common Stock and Depositary Shares.”

Expiration of the Exchange Offer	The Exchange Offer will expire at 11:59 p.m., New York City time, on December 21, 2009. We, in our sole discretion, may extend the Expiration Date for the Exchange Offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Settlement Date	The settlement of the Exchange Offer will occur promptly after the Expiration Date.

Conditions to the Exchange Offer	The Exchange Offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.”

Extension, Termination or Amendment	We have the right to terminate or withdraw, in our sole discretion, the Exchange Offer at any time and for any reason, including if the conditions to the Exchange Offer are not met by the Expiration Date. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the Exchange Offer on or prior to the Expiration Date and (ii) to amend the terms of the Exchange Offer. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Depositary Shares pursuant to the Exchange Offer. In any such event, the Depositary Shares previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Comparison of Series A Preferred Stock and Common Stock	There are material differences between the rights of a holder of our Common Stock and a holder of the Depositary Shares. See “Comparison of Series A Preferred Stock and Common Stock.”

No Appraisal Rights	No appraisal rights are available to holders of Depositary Shares in connection with the Exchange Offer.

Procedures for Tendering the Depositary Shares	You may tender your Depositary Shares by transferring them through DTC’s ATOP, for which the Exchange Offer will be eligible, or following the other procedures described under “The Exchange Offer—Procedures for Tendering the Depositary Shares” and “The Exchange Offer—Book-Entry Transfer.”

If you are a beneficial owner of any Depositary Shares that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Depositary Shares for exchange in the Exchange Offer, you should contact your intermediary entity promptly and instruct it to tender your Depositary Shares on your behalf. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender your Depositary Shares on your behalf prior to the expiration of the Exchange Offer in accordance with the terms of the Exchange Offer.

You should send Letters of Transmittal only to the Exchange Agent, at its office as indicated under “The Exchange Offer—Exchange Agent/Information Agent” in this Offer to Exchange and in the Letter of Transmittal. The Exchange Agent can answer your questions regarding how to tender your Depositary Shares.

Guaranteed Delivery Procedures	WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

Certain Consequences to Non-Tendering Holders	Depositary Shares not exchanged in the Exchange Offer will remain outstanding after the consummation of the Exchange Offer. If a sufficiently large number of Depositary Shares do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Depositary Shares may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Depositary Shares.

Withdrawal	You may withdraw your tender of your Depositary Shares at any time prior to the expiration of the Exchange Offer. In the event that the Depositary Shares tendered by a holder are validly withdrawn or otherwise not accepted by us for exchange, such Depositary Shares will be promptly returned to such holder or credited to such holder’s DTC account in the same manner as tendered to us, unless the holder has indicated other delivery instructions in the related Letter of Transmittal or agent’s message. If you change your mind again before the expiration of the Exchange Offer, you can re-tender Depositary Shares by following the exchange procedures again prior to the expiration of the Exchange Offer. See “The Exchange Offer—Withdrawal Rights.”

Regulatory Approvals	Other than compliance with applicable securities laws, we are not aware of any regulatory approvals necessary to complete the Exchange Offer, except as have already been obtained.

Material U.S. Federal Income Tax Considerations	The exchange of your Depositary Shares for our Common Stock will qualify as a recapitalization for U.S. federal income tax purposes. Therefore, except with respect to any cash received in lieu of fractional shares, no gain or loss will be recognized upon consummation of the Exchange Offer. For a more detailed discussion of the material U.S. federal income tax considerations of the Exchange Offer, see “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

Fees and Commissions	You are not required to pay fees or commissions to us, the Exchange Agent or the Information Agent in connection with the Exchange Offer. If your Depositary Shares are held through a broker or other nominee who tenders the Depositary Shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Resale of Common Stock Received in the Exchange Offer	The issuance of shares of Common Stock upon exchange of Depositary Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Since all outstanding Depositary Shares were registered under the Securities Act, we expect that all of the shares of our Common Stock issued in the Exchange Offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

Exchange Agent and Information Agent	D.F. King is both the Information Agent and Exchange Agent for the Exchange Offer. D.F. King’s address and telephone number is listed on the back cover page of this Offer to Exchange. See “The Exchange Offer—Exchange Agent / Information Agent.”

Further Information	If you have questions about the terms of the Exchange Offer, please contact the Information Agent. Requests for additional copies of this document and the Letter of Transmittal may be directed to the Information Agent. If you have questions regarding the procedures for tendering your Depositary Shares, please contact the Exchange Agent. The contact information for the Information Agent and Exchange Agent are set forth on the back cover page of this document.

See also “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks described below and all of the information contained and incorporated by reference in this document before you decide whether to participate in the Exchange Offer. In particular, you should carefully consider, among other things, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Risks Related to the Company

Our results of operations depend upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our banking and other subsidiaries. As a result, our ability to make interest payments on our indebtedness, will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. The ability of our subsidiaries to pay dividends to us is impacted by their profitability.

The ability of our banking subsidiaries to pay dividends or make other payments to us is also limited by their obligations to maintain sufficient capital and by other general regulatory restrictions on their dividends. If they do not satisfy these regulatory requirements, our results of operations may be adversely affected. The Federal Reserve and the Office of the Comptroller of the Currency, the primary regulator for certain of our subsidiary banks, have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, which could include the payment of dividends under certain circumstances, such authority may take actions requiring that such bank refrain from the practice. Payment of dividends could also be subject to regulatory limitations if a subsidiary bank were to become “under-capitalized” for purposes of the applicable federal regulatory “prompt corrective action” regulations. “Under-capitalized” is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%.

We and/or the holders of our securities could be adversely affected by unfavorable rating actions from rating agencies.

Our ability to access the capital markets is important to our overall funding profile. This access is affected by the ratings assigned by rating agencies to us, certain of our affiliates and particular classes of securities that we and our affiliates issue. The interest rates that we pay on our securities are also influenced by, among other things, the credit ratings that we, our affiliates and/or our securities receive from recognized rating agencies. On April 20, 2009, Moody’s Investor Services severely downgraded the senior unsecured debt rating of Zions Bancorporation to “B2” and lowered its outlook to “Outlook Negative.” On April 22, 2009, Standard & Poor’s Rating Services (“S&P”) downgraded the long-term issuer rating of Zions Bancorporation to “BBB-” with an “Outlook Negative.” On June 30, 2009, Fitch Ratings (“Fitch”) downgraded the long-term issuer rating of Zions Bancorporation to “BBB.” Fitch maintains a negative outlook on Zions Bancorporation. On July 22, 2009, DBRS downgraded the Company’s senior debt rating from “BBB” to “BBB (low)” with an “Outlook Negative.” Further downgrades to us, our affiliates or our securities could increase our costs or otherwise have a negative effect on our results of operations or financial condition or the market price of our securities.

In general, rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings, and there can be no assurance that we will maintain the aforementioned credit ratings. In addition, ratings agencies have themselves been subject to scrutiny arising from the financial crisis and there is no assurance that rating agencies will not make or be required to make substantial changes to their ratings policies and practices or that such changes would not affect ratings of our securities or of securities in which we have an economic interest. Any decrease, or potential decrease, in credit ratings could impact our ability to access the capital markets and/or increase the cost of our debt, and thereby adversely affect our liquidity and financial condition.

Our ability to maintain required capital levels and adequate sources of funding and liquidity has been and may continue to be adversely affected by market conditions.

We are required to maintain certain capital levels in accordance with banking regulations. We must also maintain adequate funding sources in the normal course of business to support our operations and fund outstanding liabilities. Our ability to maintain capital levels, sources of funding and liquidity has been and could continue to be impacted by changes in the capital markets in which we operate and deteriorating economic and market conditions.

Each of our subsidiary banks must remain well-capitalized and meet certain other requirements for us to retain our status as a financial holding company. Failure to comply with those requirements could result in a loss of our financial holding company status if such conditions were not corrected within 180 days or such longer period as may be permitted by the Federal Reserve, although we do not believe that the loss of such status would have an appreciable effect on our operations or financial results. In addition, failure by our bank subsidiaries to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject us to certain activity restrictions or to a variety of enforcement remedies available to the federal regulatory authorities that include limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital and the termination of deposit insurance by the Federal Deposit Insurance Corporation.

As a regulated entity, we are subject to capital requirements that may limit our operations and potential growth.

We are a bank holding company and a financial holding company. As such, we are subject to the comprehensive, consolidated supervision and regulation of the Federal Reserve, including risk-based and leverage capital ratio requirements. Capital needs may rise above normal levels when we experience deteriorating earnings and credit quality, and our banking regulators may increase our capital requirements based on general economic conditions and our particular condition, risk profile and growth plans. Compliance with the capital requirements, including leverage ratios, may limit operations that require the intensive use of capital and could adversely affect our ability to expand or maintain present business levels.

Weakness in the economy and in the real estate market, including specific weakness within the markets where our subsidiary banks do business and within certain of our loan products, has adversely affected us and may continue to adversely affect us.

Our credit exposure is one of our most significant risks. The Company’s level of credit quality continued to weaken throughout 2008 and into 2009. The deterioration in credit quality that started in the latter half of 2007 is mainly related to the weakness in residential and commercial construction and land development activity in the Southwest states (generally, Arizona, California, Nevada, Texas and Utah), which markets have been particularly adversely affected by job losses, declines in real estate value, declines in home sale volumes and declines in new home building. Other geographic markets served by us have also experienced adverse housing and economic conditions. Residential and commercial construction and land development loans in Arizona and Nevada remain the most troubled segments of the portfolio and accounted for the most meaningful declines in commercial real estate credit quality during the second half of 2008. As of the third quarter of 2009, residential and commercial construction and land development represented 15% of total loans, with Arizona, California and Nevada representing 14%, 12% and 11% of this portfolio, respectively. Although not to the degree experienced in the Southwest states, some signs of deterioration have escalated in Utah, Idaho, and Texas. The most meaningful declines in commercial real estate credit quality during the first nine months of 2009 were in Texas and Utah.

The Company experienced increased criticized and classified loans in its commercial loan portfolio during the third quarter of 2009 in Utah, Texas, and Colorado and loan delinquencies were essentially unchanged throughout the loan portfolio. During the later part of 2008 and continuing into the first nine months of 2009, credit quality deterioration began to become evident in most loan types and geographies in which the Company operated as general economic conditions weakened throughout the country.

If the strength of the U.S. economy in general and the strength of the local economies in which we and our subsidiary banks conduct operations continues to decline, this could result in, among other things, a continued deterioration in credit quality or a reduced demand for credit, including a resultant effect on our loan portfolio and allowance for loan and lease losses, throughout our geographic footprint and for other loan types. We expect continued credit quality deterioration over the next few quarters. A deeper or prolonged downturn beyond the next few quarters in the economy could result in higher delinquencies and greater charge-offs in future periods, and may lead to material future credit losses, which would materially adversely affect our financial condition and results of operations and may require us to raise additional capital.

Deteriorating credit quality, particularly in real estate loans, has adversely impacted us and may continue to adversely impact us.

We have experienced a downturn in credit performance that continued throughout 2008 and 2009 and we expect credit conditions and the performance of our loan portfolio to continue to deteriorate in the near term. This caused us to increase our allowance for loan and lease losses throughout 2008 and the first three quarters of 2009. Additional increases in our allowance for loan and lease losses may be necessary in the future. Accordingly, a decrease in the quality of our credit portfolio could have a material adverse effect on earnings and results of operations.

Problems encountered by financial institutions larger or similar to us could adversely affect financial markets generally and have indirect adverse effects on us.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis, and therefore could adversely affect us.

Deterioration in credit quality and fair market values of our securities portfolio has adversely impacted us and may continue to adversely impact us.

The Company’s on-balance sheet asset-backed securities investment portfolio includes collateralized debt obligations (“CDOs”) collateralized by trust preferred securities issued by banks, insurance companies, and real estate investment trusts that may have some exposure to the subprime market and/or to other categories of distressed assets. In addition, asset-backed securities also include structured asset-backed collateralized debt obligations (also known as diversified structured finance CDOs) purchased from Lockhart Funding, LLC which have minimal exposure to subprime and home equity mortgage securitizations. Factors beyond the Company’s control can significantly influence the fair value of these securities and potential adverse changes to the fair value of these securities. These factors include but are not limited to problems encountered by financial institutions that adversely affect financial markets generally, rating agency downgrades of these securities, defaults of issuers of these securities, lack of market pricing of these securities and continued instability in the credit markets.

The Company may not be able to utilize the significant deferred tax asset recorded on our balance sheet.

The Company’s balance sheet includes a significant deferred tax asset. The largest components of this asset result from additions to our allowance for loan and lease losses for purposes of generally accepted accounting principles in excess of loan losses actually taken for tax purposes and other than temporary impairment losses taken on our securities portfolio that have not yet been realized for tax purposes by selling the securities. Our ability to continue to record this deferred tax asset is dependent on the Company’s ability to realize its value through net operating loss carry-backs or future projected earnings. Loss of part or all of this asset would adversely impact tangible capital. In addition, inclusion of this asset in determining regulatory capital is subject to certain limitations.

Risks Related to the Exchange Offer

The liquidity of any trading market that currently exists for the Depositary Shares may be adversely affected by the Exchange Offer, and holders of Depositary Shares who fail to participate in the Exchange Offer may find it more difficult to sell their Depositary Shares after the Exchange Offer is completed.

To the extent that Depositary Shares are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for the remaining Depositary Shares will be limited or may cease to exist altogether. A security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable security with a larger float. Therefore, the market price for any unexchanged Depositary Shares may be adversely affected. The reduced float may also make the trading prices of the remaining Depositary Shares more volatile.

In addition, although the Depositary Shares are currently listed on the NYSE under the symbol “ZBPRA,” the NYSE will consider de-listing the Depositary Shares if, following the conclusion of the Exchange Offer, the number of publicly-held outstanding Depositary Shares is less than 100,000, the number of holders of outstanding Depositary Shares is less than 100, the aggregate market value of the outstanding Depositary Shares is less than $1 million, or for any other reason based on the suitability for the continued listing of the outstanding Depositary Shares in light of all pertinent facts as determined by the NYSE. We do not intend to reduce the number of Depositary Shares accepted in the Exchange Offer to prevent the de-listing of the Depositary Shares.

By tendering your Depositary Shares, you will lose your right to receive future dividend payments.

Holders of Depositary Shares are entitled to regular quarterly dividends only when, if and as declared by our board of directors. If your Depositary Shares are validly tendered and accepted for exchange, you will lose the right to any future dividends on the Depositary Shares that may be declared by our board of directors.

Whether or not you participate in the Exchange Offer, you will receive a regular quarterly dividend on your Depositary Shares, to be paid on the Dividend Payment Date, if you remain a holder of record on the Record Date. You will be deemed a holder of record on the Record Date if you have tendered your Depositary Shares in accordance with the procedures set forth in this Offer to Exchange and the Letter of Transmittal and have not validly withdrawn your shares prior to the Record Date.

Failure to complete the Exchange Offer successfully could negatively affect the prices of our Depositary Shares and / or Common Stock.

Several conditions must be satisfied or waived in order to complete the Exchange Offer, including among others that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. See “The Exchange Offer—Conditions to the Exchange Offer.” The foregoing conditions may not be satisfied, and if not satisfied or waived, the Exchange Offer may not occur or may be delayed.

If the Exchange Offer is not completed or is delayed, we may be subject to the following material risks:

•	the market price of our Common Stock may decline to the extent that the current market price of our Common Stock reflects a market assumption that the Exchange Offer has been or will be completed; and

•

the market price of our Depositary Shares may decline to the extent that the current market price of our Depositary Shares reflects a market assumption that the Exchange Offer has been or will be completed.

Even if the Exchange Offer is completed, it may not be completed on the schedule described.

We reserve the right to extend the Exchange Offer for any reason. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the expiration of the Exchange Offer. However, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or to the information contained in this Offer to Exchange. During any extension of the Exchange Offer, the Depositary Shares that were previously tendered for exchange and not validly withdrawn will remain subject to the Exchange Offer. For more information regarding our right to extend, amend or terminate the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Our board of directors has not made a recommendation as to whether you should tender your Depositary Shares in exchange for Common Stock in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of the Depositary Shares.

Our board of directors has not made, and will not make, any recommendation as to whether holders of Depositary Shares should tender their Depositary Shares in exchange for the Common Stock pursuant to the Exchange Offer. None of us, our financial advisors, the Exchange Agent or the Information Agent is making any recommendation regarding whether you should tender or refrain from tendering Depositary Shares for exchange in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Depositary Shares for purposes of negotiating the terms of this Exchange Offer, or preparing a report or making any recommendation concerning the fairness of this Exchange Offer. Therefore, if you tender your Depositary Shares, you may not receive more or as much value than if you chose to keep them. Holders of the Depositary Shares must make their own independent decisions regarding their participation in the Exchange Offer.

The consideration being offered for the Depositary Shares, payable in Common Stock, is lower than the liquidation preference of the Depositary Shares.

The number of shares of Common Stock to be issued for each Depositary Share accepted in the Exchange Offer will be an amount (rounded down to four decimals) equal to (i) $13.00 divided by (ii) the Relevant Price; provided, however, that if on the Pricing Date, the Relevant Price is less than $10.40, then Zions will issue 1.25 shares of Common Stock for each Depositary Share accepted in the Exchange Offer. This consideration is lower than the liquidation preference of $25.00 per Depositary Share. In addition, if the Relevant Price of our Common Stock is greater than or equal to $10.40, we will value the Common Stock that we are offering in exchange for your already discounted Depositary Shares based on the Average VWAP of our Common Stock, which could be above the closing price of the Common Stock you receive on the settlement of the Exchange Offer, if your Depositary Shares are accepted for exchange.

Risks Related to Our Common Stock

The price of our Common Stock is volatile and may decline.

The trading price of our Common Stock may fluctuate widely as a result of a number of factors, including as a result of the pendency of the Exchange Offer. Many of these factors are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our Common Stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•

changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional shareholders;

•	fluctuations in the stock price and operating results of our competitors;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry, including the likelihood of a prolonged recession;

•	future sales of our equity or equity-related securities;

•	changes in the frequency or amount of dividends or share repurchases;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings or litigation that involve or affect us; or

•	domestic and international economic factors unrelated to our performance.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

The Common Stock is equity and therefore is subordinate to our indebtedness and preferred stock, and our ability to declare dividends on our Common Stock may be limited.

Shares of the Common Stock are equity interests in Zions Bancorporation. As such, the Common Stock will rank junior to all indebtedness and other non-equity claims on Zions with respect to assets available to satisfy claims on Zions, including in a liquidation of Zions. Additionally, holders of our Common Stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding. Under the terms of the Series A Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock (collectively, our “Preferred Stock”) (which are described in more detail in the section entitled “Description of Capital Stock”), our ability to declare or pay dividends on or repurchase our Common Stock or other equity or Common Stock will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on our Preferred Stock.

Our board of directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the stockholders. If we issue preferred stock in the future that have a preference over our Common Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected. We are not restricted from issuing additional indebtedness or preferred stock, subject to any required approvals from the Federal Reserve.

Holders of our Common Stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. We recently reduced our quarterly dividend to $0.01 per share and do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could determine to reduce further or eliminate altogether our Common Stock dividend. Furthermore, as long as the preferred stock issued to the U.S. Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. This could adversely affect the market price of our Common Stock. Also, as discussed below, we are a bank holding company and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends.

If we are deferring payments on our outstanding junior subordinated debt securities or are in default under the indentures governing those securities, or if we are in arrears on the payment of dividends on our outstanding preferred stock, we will be prohibited from making distributions on the Common Stock.

In addition to the fact that our Common Stock is subordinate to our indebtedness and preferred stock, the terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on our Common Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to such shares, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities and convertible junior subordinated debentures or at any time when we have deferred interest thereunder.

There may be future dilution of our Common Stock.

Our board of directors may authorize us to issue additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to shareholders of our Common Stock. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our Common Stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of Common Stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.

In addition, we are highly regulated, and our regulators could require us to raise additional common equity in the future. Any such capital raise could include, among other things, the potential issuance of Common Stock to the public or the potential issuance of Common Stock to the government.

The issuance of any additional shares of common or of preferred stock or convertible securities or the exercise of convertible securities could be substantially dilutive to stockholders of our Common Stock. For instance, exercise of the warrant issued to the U.S. Treasury in connection with our participation in the U.S. Treasury’s Capital Purchase Program would dilute the value of our Common Stock. The market price of our Common Stock could decline as a result of sales of shares of our Common Stock made after the Exchange Offer or the perception that such sales might occur.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our Common Stock as to distributions and in liquidation, which could negatively affect the value of our Common Stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our Common Stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer. The Depositary Shares exchanged in connection with the Exchange Offer will be retired and cancelled. We will bear the expense of the Exchange Offer.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth certain information concerning our consolidated ratio of earnings to fixed charges and preferred stock dividends. For the purpose of computing the consolidated ratio of earnings to fixed charges and preferred stock dividends, earnings consist of consolidated income from continuing operations before provision for income taxes and fixed charges, and fixed charges consist of interest expense, a portion of rent expense representative of interest, and amortization of debt issuance costs.

	Nine Months Ended September 30,			Year Ended December 31,
	2009		2008	2008		2007	2006	2005	2004
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	(a	)	2.03	(a	)	2.83	3.76	4.51	4.93
Including interest on deposits	(a	)	1.34	(a	)	1.52	1.84	2.31	2.79

(a)	Ratio is less than one; earnings are inadequate to cover fixed charges. The dollar amount of the coverage deficiency for the affected periods is presented below. The amount is the same whether including or excluding interest on deposits:

(In thousands)	Nine Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Coverage deficiency—earnings to fixed charges and preferred stock dividends	$(1,413,663)	—	$(349,228)	—	—	—	—

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of the Exchange Offer is to provide us with increased financial flexibility and to increase our tangible common equity.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this Offer to Exchange and the related Letter of Transmittal, eligible holders will be entitled to receive in exchange for each Depositary Share validly tendered (and not validly withdrawn) prior the Expiration Date, and accepted by the Company, a number of shares of our Common Stock equal to (i) $13.00 divided by (ii) the Relevant Price and rounded down to four decimals; provided, however, that if on the Pricing Date, the Relevant Price is less than $10.40, then 1.25 shares of Common Stock will be issued for each Depositary Share accepted in the Exchange Offer.

As used in this Offer to Exchange, “Relevant Price” is equal to the Average VWAP of our Common Stock during the five consecutive trading day period ending on and including the second trading day immediately preceding the Expiration Date, as it may be extended (we refer to such period as the “Pricing Period” and the second trading day immediately preceding the Expiration Date as the “Pricing Date”).

“Average VWAP” during a period means the simple arithmetic average of the VWAP for each trading day during that period; and “VWAP” for any day means the per share volume weighted average price of our Common Shares from 9:30 a.m. to 4:00 p.m., New York City time, on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page ZION<equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one Common Share on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

We will also pay cash for any accrued and unpaid dividends on any Depositary Shares accepted in the Exchange Offer to but excluding the Settlement Date (as defined below).

Throughout the Exchange Offer, the indicative Average VWAP, the resulting indicative Relevant Price and indicative exchange ratio will be available at http://www.dfking.com/zions and from the Information Agent at one of its numbers listed on the final page of this Offer to Exchange. We will announce the final exchange ratio by 5:00 p.m., New York City time, on the Pricing Date, and the final exchange ratio will also be available by that time at http://www.dfking.com/zions and from the Information Agent.

The Exchange Offer is subject to the conditions discussed under “—Conditions to the Exchange Offer.” We will not be required to accept for exchange any outstanding Depositary Shares tendered and may terminate this Exchange Offer if any condition of this Exchange Offer as described under “—Conditions to the Exchange Offer” remains unsatisfied. We also will not be required to, but we reserve the right to, waive any of the conditions to this Exchange Offer.

The Exchange Offer will expire at 11:59 p.m., New York City time, on December 21, 2009, unless extended or earlier terminated by us. You may withdraw your tendered Depositary Shares at any time prior to the expiration of the Exchange Offer. You must validly tender your Depositary Shares for exchange in the Exchange Offer prior to the expiration of the Exchange Offer to be eligible to receive Common Stock.

Assuming that we have not previously elected to terminate the Exchange Offer, Depositary Shares validly tendered and not validly withdrawn in accordance with the procedures set forth in this Offer to Exchange and the related Letter of Transmittal at or prior to the expiration of the Exchange Offer, will, upon the terms and subject to the conditions of the Exchange Offer, be accepted for exchange and payment by us of the exchange consideration, and payments will be made therefor on a date which will be promptly after the Expiration Date (the “Settlement Date”).

Any Depositary Shares that are accepted for exchange in the Exchange Offer will be cancelled and retired. Any Depositary Shares tendered but not accepted because they were not validly tendered or were validly withdrawn will remain outstanding upon completion of the Exchange Offer. If any tendered Depositary Shares are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this Offer to Exchange or otherwise, they will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date. Any Depositary Shares not accepted for exchange that were tendered by book-entry transfer into the Exchange Agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described herein, and will be credited to an account maintained with DTC, as promptly as practicable after the Expiration Date. Holders of the Depositary Shares do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

If your Depositary Shares are held through a broker or other nominee who tenders the Depositary Shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. We will pay all charges and expenses in connection with the Exchange Offer, other than applicable taxes as described below in “—Transfer Taxes.” It is important that you read “—Fees and Commissions” below for more details regarding fees and expenses incurred in the Exchange Offer.

We shall be deemed to have accepted for exchange any Depositary Shares validly tendered and not validly withdrawn when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the holders of Depositary Shares who tender their Depositary Shares in the Exchange Offer for the purposes of receiving the Exchange Offer consideration from us and delivering the Exchange Offer consideration to the exchanging holders. We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Depositary Shares not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Fractional Shares

Zions will not issue any fractional Common Stock in connection with the Exchange Offer. Instead, each tendering holder of Depositary Shares who would otherwise be entitled to receive a fraction of a share of Common Stock will receive cash, without interest, in an amount equal to the fractional share to which such holder would otherwise be entitled multiplied by the Relevant Price.

Consequences of Failure to Participate in the Exchange Offer

Any Depositary Shares that are not accepted for exchange in the Exchange Offer will remain outstanding and will be entitled to the rights and benefits their holders have, unless earlier redeemed or repurchased.

To the extent that any of the Depositary Shares are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for remaining Depositary Shares not so tendered will be limited or may cease to exist altogether. A security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable security with a larger float. Therefore, the market price for any of the Depositary Shares not accepted for exchange in the Exchange Offer may be adversely affected. The reduced float may also make the trading prices of the remaining Depositary Shares more volatile.

Although we and our affiliates do not have any current plans to purchase any of the Depositary Shares that remain outstanding subsequent to the expiration of the Exchange Offer, we and our affiliates reserve the right, in our or their absolute discretion, to do so. Following completion of the Exchange Offer, we may repurchase additional Depositary Shares that remain outstanding in the open market, in privately negotiated transactions, in new exchange offers, through redemptions or otherwise. Future purchases or exchanges of the Depositary Shares that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the terms of the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Depositary Shares other than pursuant to the Exchange Offer until 10 business days after the Expiration Date, although there are some exceptions. Future repurchases, if any, will depend on many factors, including market conditions and the conditions of our business. Any future repurchase of Depositary Shares may be subject to approval of our regulators.

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will expire at 11:59 p.m., New York City time, on December 21, 2009, unless we have extended the period of time that the Exchange Offer is open. The Exchange Offer will be open for at least 20 business days as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay the acceptance for exchange of the Depositary Shares, by giving oral or written notice to the Exchange Agent. During any extension, all Depositary Shares that have previously been tendered will remain subject to the Exchange Offer unless validly withdrawn. If we extend the period of time the Exchange Offer is open, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.

In addition, we reserve the right to:

•

terminate or amend the Exchange Offer with respect to all Depositary Shares and not to accept for exchange any of the Depositary Shares not previously accepted for exchange upon the occurrence of any of the events specified under “—Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment of the Exchange Offer.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the Exchange Offer consideration, we will promptly disseminate disclosure regarding the changes and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Procedures for Tendering the Depositary Shares

We have forwarded to you, along with this Offer to Exchange, a Letter of Transmittal relating to the Exchange Offer. A holder need not submit a Letter of Transmittal if the holder tenders the Depositary Shares in accordance with the procedures mandated by DTC’s ATOP, which this transaction will be eligible for. As described below, to tender the Depositary Shares without submitting a Letter of Transmittal, the electronic instructions sent to DTC and transmitted to the Exchange Agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the Letter of Transmittal. In all other cases, a Letter of Transmittal must be manually executed and delivered as described in this Offer to Exchange.

Only a holder of record of the Depositary Shares may tender the Depositary Shares in the Exchange Offer. To tender in the Exchange Offer, a holder must:

(1)	either:

•

properly complete, duly sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires and deliver the Letter of Transmittal or facsimile together with any other documents required by the Letter of Transmittal and any other required documents, to the Exchange Agent prior to the expiration of the Exchange Offer; or

•

in lieu of delivering a Letter of Transmittal, instruct DTC to transmit on behalf of the holder an “agent’s message” to the Exchange Agent which shall be received by the Exchange Agent prior to the expiration of the Exchange Offer, according to the procedure for book-entry transfer described below; and

(2)	deliver to the Exchange Agent prior to the expiration of the Exchange Offer confirmation of book-entry transfer of your Depositary Shares into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfers described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Depositary Shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal (including the instructions thereto and the making of the representations and warranties contained therein) and that we may enforce that agreement against the participant.

To be tendered effectively, the Exchange Agent must receive any physical delivery of the Letter of Transmittal and other required documents at the address set forth on the back cover of this Offer to Exchange on or prior to the expiration of the Exchange Offer. To receive confirmation of valid tender of its Depositary Shares, a holder should contact the Exchange Agent at its telephone number listed on the back cover of this Offer to Exchange.

The tender by a holder of the Depositary Shares that is not validly withdrawn prior to the expiration of the Exchange Offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this Offer to Exchange and the related Letter of Transmittal. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

If the related Letter of Transmittal or any other required documents are physically delivered to the Exchange Agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before the expiration of the Exchange Offer. Holders should not send Letters of Transmittal to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the Exchange Offer. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Depositary Shares on your behalf on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

If the applicable Letter of Transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Depositary Shares.

A signature on a Letter of Transmittal or a notice of withdrawal must be guaranteed by an eligible institution in certain circumstances. As used in this Offer to Exchange, “eligible institution” means a bank, broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer, government securities broker, credit union, national securities exchange, registered securities association, clearing agency or savings association. The signature need not be guaranteed by an eligible institution if the Depositary Shares are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance and Delivery Instructions” on the Letter of Transmittal; or

•	for the account of an eligible institution.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the Letter of Transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal, of tendered Depositary Shares. Our determination will be final and binding. We reserve the absolute right to reject any Depositary Shares not validly tendered or any Depositary Shares, the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Depositary Shares. A waiver of any defect or irregularity with respect to the tender of one tendered security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other tendered securities except to the extent we may otherwise so provide. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of any Depositary Shares must be cured within the time that we determine. Tenders of any Depositary Shares will not be deemed made until those defects or irregularities have been cured or waived. Neither we, the Information Agent, the Exchange Agent or any other person shall be under any duty to give notification of any defects or irregularities in the tender of any Depositary Shares, nor shall we or any of them incur any liability for failure to give such notification. Any Depositary Shares received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

In all cases, we will accept Depositary Shares for exchange pursuant to the Exchange Offer only after the Exchange Agent timely receives:

•	a timely book-entry confirmation that such Depositary Shares have been transferred into the Exchange Agent’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal, or an agent’s message confirming the submission of the holder’s acceptance through DTC’s system to the Exchange Agent; and

•	all other required documents.

Holders should receive copies of the Letter of Transmittal with the Offer to Exchange. A holder may obtain additional copies of the Letter of Transmittal for the Depositary Shares from the Information Agent at its offices listed on the back cover of this Offer to Exchange.

Book-Entry Transfer

The Exchange Agent has established accounts with respect to the Depositary Shares at DTC for purposes of the Exchange Offer.

The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender the Depositary Shares.

Any participant in DTC may make book-entry delivery of the Depositary Shares by causing DTC to transfer its Depositary Shares into the Exchange Agent’s applicable account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the Depositary Shares so tendered will be made only after a book-entry confirmation of such book-entry transfer of the Depositary Shares into the Exchange Agent’s applicable account, and timely receipt by the Exchange Agent of an agent’s message and any other documents required by the Letter of Transmittal.

Guaranteed Delivery Procedures

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

Withdrawal Rights

You may withdraw your tender of your Depositary Shares at any time prior to the expiration of the Exchange Offer. For a withdrawal to be valid, the Exchange Agent must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration of the Exchange Offer. A form of notice of withdrawal may be obtained from the Information Agent. Any notice of withdrawal must:

•	specify the name of the person that tendered the Depositary Shares to be withdrawn;

•	identify the Depositary Shares to be withdrawn, including the liquidation preference amount of such Depositary Shares;

•	include a statement that the holder is withdrawing its election to have its Depositary Shares exchanged;

•

be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Depositary Shares were tendered, or by the same entity previously delivering the related agent’s message, including any required signature guarantees; and

•	specify the name in which any of the Depositary Shares are to be registered, if different from that of the person that tendered the Depositary Shares.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Depositary Shares or otherwise comply with DTC’s procedures.

We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding. None of us, the Exchange Agent, the Information Agent, the financial advisors or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any Depositary Shares validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Properly withdrawn Depositary Shares may be re-tendered by following one of the procedures described under “—Procedures for Tendering the Depositary Shares” above at any time prior to the expiration of the Exchange Offer.

Any Depositary Shares that have been tendered for exchange but which are not accepted for exchange for any reason will be credited to an account with DTC specified by the holder. Except for the withdrawal rights described above, any tender made under the Exchange Offer is irrevocable.

Acceptance of the Depositary Shares for Exchange; Delivery of Exchange Offer Consideration

Upon satisfaction or waiver of all of the conditions to the Exchange Offer and upon the terms and subject to the conditions of the Exchange Offer, we will promptly accept such Depositary Shares validly tendered that have not been validly withdrawn. We will pay the Exchange Offer consideration in exchange for such Depositary Shares accepted for exchange promptly after the Expiration Date. For purposes of the Exchange Offer, we will be deemed to have accepted Depositary Shares for exchange when we give oral (promptly confirmed in writing) or written notice of acceptance to the Exchange Agent.

In all cases, we will pay the Exchange Offer consideration in exchange for any Depositary Shares that are accepted for exchange pursuant to the Exchange Offer only after the Exchange Agent timely receives a book-entry confirmation of the transfer of such Depositary Shares into the Exchange Agent’s account at DTC, and a properly completed and duly executed Letter of Transmittal and all other required documents, or a properly transmitted agent’s message.

We will deliver Common Stock in exchange for any Depositary Shares accepted for exchange in the Exchange Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and the related Letter of Transmittal, pay in cash the applicable accrued and unpaid dividends on the Depositary Shares accepted for exchange promptly after the expiration of the Exchange Offer, by issuing the Common Stock and paying such accrued and unpaid dividends and any other cash payments on the Settlement Date to the Exchange Agent (or upon its instructions, to DTC), which will act as agent for you for the purpose of receiving the Common Stock and accrued and unpaid dividends and any other cash payments and transmitting the Common Stock and accrued and unpaid dividends and any other cash payments to you. Tendering holders of the Depositary Shares should indicate in the applicable box in the Letter of Transmittal or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP, the name and address to which delivery of the Common Stock and payment of accrued and unpaid dividends on the Depositary Shares accepted for exchange and any other cash payments is to be sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (1) delay acceptance for exchange of Depositary Shares tendered under the Exchange Offer or the delivery of Common Stock in exchange for any of the Depositary Shares accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return any Depositary Shares deposited by or on behalf of the holders promptly after the termination or withdrawal of the Exchange Offer), or (2) terminate the Exchange Offer at any time.

We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the consideration for the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this Offer to Exchange, we will not be required to accept for exchange, or to exchange, Depositary Shares validly tendered (and not validly withdrawn) pursuant to the Exchange Offer, and we may terminate, amend or extend the Exchange Offer or (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) delay or refrain from accepting for exchange, or exchanging, the Depositary Shares or issuing shares of Common Stock to the holders of Depositary Shares, if any of the following shall occur:

•

there shall have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the

Exchange Offer that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects or (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•

there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our sole judgment, would or might result in any of the consequences referred to in the first paragraph of this section;

•

there shall have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our business, condition (financial or otherwise) or prospects; or

•

there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a material adverse change in the price of our Common Stock the United States securities or financial markets, (d) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

In addition, our obligation to issue shares of Common Stock is conditioned upon our acceptance of Depositary Shares pursuant to the Exchange Offer.

The foregoing conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time, in our sole discretion. In addition, we may terminate the Exchange Offer if any condition is not satisfied on or after the Expiration Date. Under the Exchange Offer, if any of these events occur, subject to the termination rights described above, we may (i) return Depositary Shares tendered thereunder to you, (ii) extend the Exchange Offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all Depositary Shares tendered thereunder until the expiration of such extended offer or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders of Depositary Shares notice of such amendments as may be required by applicable law.

Interests of Directors and Executive Officers

Based on our records and on information provided to us by our executive officers, directors, affiliates and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors or executive officers own any Depositary Shares, other than W. David Hemingway, Executive Vice President—Chief Investment Officer, who owns 1,000 Depositary Shares.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of the Depositary Shares under applicable law in connection with the Exchange Offer.

Accounting Treatment

As consideration for the exchange of the Depositary Shares, we will issue Common Stock. We will record as a decrease to shareholders’ equity the fees and expenses incurred by us in connection with the Exchange Offer, which we estimate will be approximately $700,000.

Subsequent Repurchases

Although we and our affiliates do not have any current plans to purchase any Depositary Shares that remain outstanding subsequent to the expiration of the Exchange Offer, we and our affiliates reserve the right, in our or their absolute discretion, to do so. Following completion of the Exchange Offer, we may repurchase additional Depositary Shares that remain outstanding in the open market, in privately negotiated transactions, in new exchange offers, through redemptions or otherwise. Future purchases or exchanges of the Depositary Shares that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the terms of the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Depositary Shares other than pursuant to the Exchange Offer until 10 business days after the Expiration Date, although there are some exceptions. Future purchases or exchanges, if any, will depend on many factors, which include market conditions and the condition of our business.

In addition, although the Depositary Shares are redeemable at any time or from time to time by us after December 15, 2011, at a redemption price equal to $25.00 per Depositary Share, holders of Depositary Shares have no right to require us to redeem or repurchase the Depositary Shares at any time. Therefore, holders should not expect us to redeem the Depositary Shares on the date they become redeemable or at any particular date afterwards.

Exchange Agent / Information Agent

D.F. King & Co., Inc. will serve as the Exchange Agent and as the Information Agent for the Exchange Offer. Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Depositary Shares, or a beneficial owner’s bank, broker, custodian or other nominee, to the Exchange Agent at the address listed on the back cover page of this Offer to Exchange. Questions concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this Offer to Exchange or the Letter of Transmittal should be directed to the Information Agent at the same address and telephone number. Holders of Depositary Shares may also contact their bank, broker, custodian, or other nominee concerning the Exchange Offer. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Financial Advisors

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are our financial advisors in connection with the Exchange Offer. We will pay a fixed fee for these financial advisory services. The financial advisors are not being engaged to and will not solicit any holders of Depositary Shares in connection with the Exchange Offer. The financial advisors will not make any recommendation to holders of Depositary Shares as to whether to exchange or refrain from exchanging their Depositary Shares.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of your Depositary Shares pursuant to the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	the tendered Depositary Shares are registered in the name of any person other than the person signing the Letter of Transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of the Depositary Shares under the Exchange Offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the Letter of Transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Fees and Commissions

You will not be required to pay any fees or commissions to us, the Exchange Agent or the Information Agent in connection with the Exchange Offer. If your Depositary Shares are held through a broker or other nominee who tenders the Depositary Shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

We will bear the expenses of soliciting tenders of the Depositary Shares. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

No Recommendation

None of us, the Exchange Agent or the Information Agent is making any recommendation regarding whether you should tender or refrain from tendering the Depositary Shares for exchange in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Depositary Shares for purposes of negotiating the terms of this Exchange Offer, or preparing a report or making any recommendation concerning the fairness of this Exchange Offer. Therefore, if you tender your Depositary Shares, you may not receive more or as much value than if you chose to keep them. Holders of the Depositary Shares must make their own independent decisions regarding their participation in the Exchange Offer.

“Blue Sky” Compliance

We are making this Exchange Offer to eligible holders only. We are not aware of any jurisdiction in which the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this Exchange Offer will not be made to, nor will tenders of Depositary Shares be accepted from or on behalf of, the holders of Depositary Shares residing in such jurisdiction.

Legal and Other Limitations

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell Depositary Shares or Common Stock in any jurisdiction in which the Exchange Offer is not permitted. We are not aware of any jurisdiction where the making of the Exchange Offer or its acceptance would not be legal. If we learn of any jurisdiction in which making the Exchange Offer or its acceptance would not be permitted, we intend to make a good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such good-faith effort, we cannot comply with such law, we will determine whether the Exchange Offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of Depositary Shares residing in the jurisdiction.

The Exchange Offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Depositary Shares. We have not retained any dealer, manager or other agent to solicit tenders with respect to the Exchange Offer. The Exchange Agent will distribute solicitation materials on our behalf.

In connection with the Exchange Offer, our directors, officers and employees may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These directors, officers and employees will not be specifically compensated for these services.

MARKET FOR COMMON STOCK AND DEPOSITARY SHARES

The Depositary Shares are listed on the NYSE under the symbols “ZBPRA,” and our Common Stock is listed on Nasdaq under the symbol “ZION.” The following table sets forth the high and low closing sale prices of our Common Stock and Depositary Shares on the NYSE and dividends declared per share during the periods shown:

	Price Range of Common Stock			Dividend Paid	Price Range of Depositary Shares		Dividend Paid
	Low	High		Per Share	Low	High	Per Share
2009:
Fourth Quarter (through November 20, 2009)	$12.55	$19.31		$0.01	$10.45	$12.75	$—
Third Quarter	10.25	20.36		0.01	10.40	14.00	0.2500
Second Quarter	8.88	20.97		0.04	6.45	11.95	0.2500
First Quarter	5.90	18.30		0.04	4.79	11.92	0.2500

2008:
Fourth Quarter	$21.07	$47.94		$0.32	$4.35	$12.12	$0.2528
Third Quarter	17.53	107.21	(1)	0.43	9.35	17.00	0.2556
Second Quarter	29.46	51.15		0.43	13.50	17.90	0.2556
First Quarter	39.31	57.05		0.43	16.85	22.00	0.3482

2007:
Fourth Quarter	$45.70	$73.00		$0.43	$19.69	$24.39	$0.3927
Third Quarter	67.51	81.43		0.43	23.50	25.90	0.3757
Second Quarter	76.59	86.00		0.43	25.28	26.20	0.5000
First Quarter	81.18	88.56		0.39	25.16	26.35	0.3995

(1)	This trading price was an anomaly resulting from electronic orders at the opening of the market on September 19, 2008 in response to the SEC’s announcement (prior to the market opening that day) of its temporary emergency action suspending short selling in financial companies. The closing price on September 19, 2008 was $52.83.

On November 20, 2009, the last reported sale price of our Common Stock on Nasdaq was $12.55 per share, and the last reported sale price of our Depositary Shares on the NYSE was $10.45 per share.

DIVIDEND POLICY

The payment of dividends is within the discretion of our board of directors and will depend upon our future earnings, capital requirements and financial condition and any regulatory restrictions. Under the terms of our Preferred Stock (which are described in more detail in the section entitled “Description of Capital Stock”), our ability to declare or pay dividends on or repurchase our common stock or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on any series of our preferred stock, including our Series A Preferred Stock. In addition, prior to November 14, 2011, unless we have redeemed all of the Series D Preferred Stock or the U.S. Treasury has transferred all of the Series D Preferred Stock to third-parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our quarterly Common Stock dividend above $0.32 except in limited circumstances.

In July 2009, we reduced our quarterly dividend on our Common Stock to $0.01 per share and do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could determine to reduce further or eliminate altogether our Common Stock dividend. Furthermore, as long as the preferred stock issued to the U.S. Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. This could adversely affect the market price of our Common Stock.

COMPARISON OF SERIES A PREFERRED STOCK AND COMMON STOCK

The following briefly summarizes the material differences between our Series A Preferred Stock and Common Stock. The discussion below is a summary and is qualified in its entirety by reference to our amended and restated articles of incorporation, as amended through the date hereof (our “articles of incorporation”), our restated by-laws, as amended through the date hereof (our “by-laws”), applicable Utah law and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between our Series A Preferred Stock and our Common Stock.

Zions First National Bank, as depositary, is the sole holder of the Series A Preferred Stock. However, holders of Depositary Shares are entitled, through the depositary, to exercise their proportional rights and preferences in the Series A Preferred Stock.

Governing Documents

Series A Preferred Stock: The terms of our Series A Preferred Stock are set forth in our articles of incorporation, our by-laws and Utah law.

Common Stock: The terms of our Common Stock are set forth in our articles of incorporation, our by-laws and Utah law.

Ranking

Series A Preferred Stock: Shares of the Series A Preferred Stock rank senior to our Common Stock and at least equal to each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Common Stock: Our Common Stock ranks junior to all indebtedness and preferred stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up.

Liquidation Rights

Series A Preferred Stock: Upon our voluntary or involuntary liquidation, dissolution or winding up, each share of Series A Preferred Stock would be entitled to receive, out of our assets available for distribution to shareholders and before any distribution of assets is made on the shares of our Common Stock or of any other shares of our stock ranking junior as to such a distribution to the Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock (pro rata as to the Series A Preferred Stock and any other shares of our capital stock ranking equally as to such distribution).

Common Stock: Upon our voluntary or involuntary liquidation, dissolution or winding up, each share of our Common Stock would be entitled to receive, on a share-for-share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of all series of our outstanding preferred stock.

Dividends

Series A Preferred Stock: Dividends on the Series A Preferred Stock, when, as and if declared by our board of directors, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at a rate per annum equal to the greater of (i) the three-month LIBOR rate plus 0.52% or (ii) 4.0%.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period commenced on and included the original issue date of the Series A Preferred Stock.

If our board of directors has not declared a dividend on the Series A Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall cease to accrue and be payable, and we will have no obligation to pay dividends accrued for such dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

So long as any share of Series A Preferred Stock remains outstanding, on any day during a dividend period (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the immediately preceding dividend period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

When dividends are not paid in full upon the shares of Series A Preferred Stock and any parity stock, all dividends declared upon shares of Series A Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock and any parity stock, plus accrued and unpaid dividends from prior periods in the case of any parity stock that bears cumulative dividends, bear to each other.

Common Stock: Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors, may be declared and paid on our Common Stock and any other securities ranking equally with or junior to the Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in any such dividends.

Listing

Series A Preferred Stock: The Depositary Shares, each representing a 1/40th interest in a share of Series A Preferred Stock, are currently listed on the NYSE under the symbol “ZBPRA.” However, the NYSE will consider de-listing the Depositary Shares if, following the conclusion of the Exchange Offer, the number of publicly-held outstanding Depositary Shares is less than 100,000, the number of holders of outstanding Depositary Shares is less than 100, the aggregate market value of the outstanding Depositary Shares is less than $1 million, or for any other reason based on the suitability for the continued listing of the outstanding Depositary Shares in light of all pertinent facts as determined by the NYSE. We do not intend to reduce the number of Depositary Shares accepted in the Exchange Offer to prevent the de-listing of the Depositary Shares.

Common Stock: Our Common Stock is listed on the Nasdaq under the symbol “ZION.”

Redemption at Holder’s Option

Series A Preferred Stock. Shares of Series A Preferred Stock are not redeemable at the holder’s option.

Common Stock. Our Common Stock is not redeemable at the holder’s option.

Redemption at Our Option

Series A Preferred Stock. Shares of Series A Preferred Stock are not redeemable at our option until December 15, 2011. Thereafter, they are redeemable in whole or in part at the discretion of the board of directors at a redemption price equal to the per share liquidation preference, which is $1,000 per share, plus any declared but unpaid dividends.

Common Stock. Our Common Stock is not redeemable at our option.

Voting Rights

Series A Preferred Stock: Shares of the Series A Preferred Stock are generally not entitled to vote on Company matters, provided, however, that whenever we fail to pay full dividends on any series of preferred stock, including the Series A Preferred Stock, for six quarterly dividend payment periods, whether or not consecutive, the holders of the Series A Preferred Stock (together with holders of all outstanding series of our authorized preferred stock, voting as a single class without regard to series) will be entitled to vote for the election of two additional directors until full cumulative dividends for all past dividend payment periods on all series of preferred stock have been paid or declared and set apart for payment and non-cumulative dividends have been paid regularly for at least one full year.

Common Stock: Each share of Common Stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our Common Stock possess all voting power.

Conversion

Series A Preferred Stock: Our Series A Preferred Stock is not convertible into any other shares of capital stock.

Common Stock: Our Common Stock is not convertible into any other shares of capital stock.

DESCRIPTION OF CAPITAL STOCK

Please note that in this section entitled “Description of Capital Stock,” references to “Zions,” “we,” “our” and “us” refer only to Zions Bancorporation and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own shares of our capital stock, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The following summary description of our capital stock is based on the provisions of our restated articles of incorporation, as amended, or articles of incorporation, and restated by-laws, or by-laws, and the applicable provisions of the Utah Revised Business Corporation Act, or the UBCA. This description is not complete and is subject to, and is qualified in its entirety by reference to our articles of incorporation, by-laws and the applicable provisions of the UBCA. For information on how to obtain copies of our articles of incorporation and by-laws, see “Where You Can Find More Information.”

Authorized Capital

Our articles of incorporation authorize us to issue 353,000,000 shares of capital stock, without par value, of which:

•	350,000,000 shares are designated as common stock, approximately 139,548,589 shares of which were outstanding as of November 20, 2009; and

•	3,000,000 shares are designated as preferred stock,

•

140,000 shares of which are designated as Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock, 139,489.125 of which were issued and outstanding as of the date of this Offer to Exchange, which were represented by 5,579,565 Depositary Shares;

•

1,400,000 shares of which are designated as 9.50% Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”), 110,388.275 of which were issued and outstanding as of the date of this Offer to Exchange, which were represented by 4,415,531 depositary shares relating to such Series C Preferred Stock; and

•	1,400,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series D (“Series D Preferred Stock”), all of which were issued and outstanding as of the date of this Offer to Exchange,

in each case with a liquidation preference of $1,000 per share of preferred stock.

Common Stock

Voting Rights

Unless otherwise provided in our articles of incorporation, in the UBCA, or other applicable law, the holders of common stock of Zions are entitled to voting rights for the election of directors and for other purposes, subject to voting rights which may in the future be granted to subsequently created series of preferred stock. Shares of Zions common stock do not have cumulative voting rights.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends when and if declared by the Zions board out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of any series of preferred stock hereafter authorized, to receive pro rata the net assets of Zions. Holders of Zions common stock have no preemptive or conversion rights.

Certain Provisions of Utah Law and of Our Articles of Incorporation and By-laws

Zions is incorporated under the laws of the State of Utah and, accordingly, the rights of our shareholders are governed by our articles of incorporation, our by-laws and the laws of the State of Utah, including the UBCA.

Certain Anti-Takeover Matters

Our articles of incorporation and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Classification of the Board of Directors. Our articles of incorporation currently divide our board of directors into three classes as nearly equal in size as possible. Any effort to obtain control of our board by causing the election of a majority of the board may require more time than would be required without a staggered election structure. At our 2009 Annual Meeting, our shareholders adopted an amendment to our articles of incorporation eliminating the classified structure of the board and removing the two-thirds voting requirement for changes in board classification. Declassification of the board will be phased-in beginning in 2010.

Provisions Regarding Election/Removal of Directors. Our articles of incorporation provide that, while shareholders generally may act by written consent, consents from 100% of our shareholders are required to elect directors by written consent. Our articles of incorporation and by-laws do not authorize cumulative voting for directors.

Our by-laws also provide that a vacancy on the board of directors may be filled by the shareholders or the board of directors. However, if the directors remaining in office constitute less than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all directors remaining in office. Our articles of incorporation further provide that, while the shareholders may remove any director for or without cause, it may only be done with the affirmative vote of the holders of two-thirds of the outstanding shares then entitled to vote at an election of directors.

Advance Notice Requirements for Director Nominations and Presentation of Business at Meetings. Our by-laws specify a procedure for shareholders to follow in order to bring business before an annual meeting of the shareholders. Generally, notice of any proposal to be presented by any shareholder or the name of any person to be nominated by any shareholder for election as a director of Zions at any annual meeting of shareholders must be delivered to Zions at least 120 days, but not more than 150 days, prior to the date Zions’ proxy statement was released to shareholders in connection with the annual meeting for the preceding year. The notice must also provide certain information set forth in Zions’ by-laws.

Restrictions on Certain Business Transactions. Our articles of incorporation provide that certain business transactions with a person who owns, directly or indirectly, over 10% of our outstanding stock must be approved by a majority vote of the continuing directors or a shareholder vote of at least 80% of outstanding voting shares. Such business transactions include mergers, consolidations, sales of all or more than 20% of the corporation’s assets, issuance of securities of the corporation, reclassifications that increase voting power of the interested shareholder, or liquidations, spin-offs or dissolution of the corporation. Zions is also subject to the Utah Control Shares Acquisitions Act, which limits the ability of persons acquiring more than 20% of Zions’ voting stock to vote those shares absent approval of voting rights by the holders of a majority of all shares entitles to be cast, excluding all interested shares.

Blank Check Preferred Stock. Our articles of incorporation provide for 3,000,000 shares of preferred stock. As of the date of this Offer to Exchange, we had issued and outstanding 139,489.125 shares of our Series A Preferred Stock, 110,388.275 shares of our Series C Preferred Stock and 1,400,000 shares of our Series D Preferred Stock, in each case with a $1,000 liquidation preference per share. The existence of authorized but unissued shares of preferred may enable the board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board determines that a takeover proposal is not in the best interests of Zions, the board could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent shareholder or shareholder group. In this regard, the articles of incorporation grant our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of Zions.

Supermajority Vote for Certain Amendments to Articles of Incorporation

Our articles of incorporation provide that they may be amended or repealed as permitted by Utah law. The UBCA permits an amendment of the articles of incorporation by approval of a majority of the board of directors and a majority of the outstanding common stock entitled to vote. However, our articles of incorporation further provide that any amendment to Articles X (regarding quorum requirement and management of Zions by the board) and XVI (regarding amendment of our articles of incorporation) requires approval by two-thirds of the outstanding shares, and amendment of Article XVII (regarding business transactions with related persons) requires approval by 80% of the outstanding shares. As discussed above under “—Certain Anti-Takeover Matters—Classification of the Board of Directors,” our shareholders at our 2009 Annual Meeting adopted an amendment to our articles of incorporation removing the supermajority voting requirement with respect to Article IX.

Indemnification and Liability Elimination Provisions

Under our articles of incorporation, directors are not personally liable to us or our shareholders for monetary damages for breaches of fiduciary duty as a director, except (1) for breach of the director’s duty of loyalty to Zions or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, or (3) any transaction from which the director derived an improper personal benefit.

The UBCA and our by-laws provide that we may indemnify a director, officer, employee or agent if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Zions and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Listing; Exchange, Transfer Agent and Registrar

Our common stock is listed on the Nasdaq Global Select Market. The transfer agent and registrar for our common stock is Zions First National Bank.

Preferred Stock

Series A Preferred Stock

The Series A Preferred Stock was issued in December 2006 in the form of 9,600,000 Depositary Shares with each Depositary Share representing a 1/40th ownership interest in a share of the preferred stock. Dividends on the Series A Preferred Stock are non-cumulative and are computed at an annual rate equal to the greater of three-month LIBOR plus 0.52%, or 4.0%. In June 2009, we completed a tender offer pursuant to which we repurchased 4,020,435 Depositary Shares at a purchase price of $11.50 per share, plus accrued but unpaid dividends up to, but not including, the date the Depositary Shares were purchased. In connection therewith, we retired the shares of

Series A Preferred Stock underlying the repurchased Depositary Shares and decreased the number of shares designated as Series A Preferred Stock to 140,000. As of the date hereof, there were 5,579,565 Depositary Shares outstanding. Dividend payments are made on the 15th day of March, June, September, and December.

Ranking

Shares of the Series A Preferred Stock rank senior to our common stock, equally with our Series C Preferred Stock and Series D Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock and any other class or series whose vote is required) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Zions, holders of the Series A Preferred Stock are entitled to receive out of assets of Zions available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of common stock or of any of our other shares of junior stock, a liquidating distribution in the amount of the liquidation preference of $1,000 per share (equivalent to $25.00 per Depositary Share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of Zions are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and all holders of any other shares of parity stock, the amounts paid to the holders of Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and to the holders of all parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any other shares of parity stock, the holders of our junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

Redemption

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series A Preferred Stock is not redeemable prior to December 15, 2011. On and after that date, the Series A Preferred Stock is redeemable at our option, in whole or in part, at a redemption price equal to $1,000 per share (equivalent to $25.00 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series A Preferred Stock is subject to prior approval of the Federal Reserve Board.

Voting Rights

Except as required by law and as provided below, the holders of the Series A Preferred Stock have no voting rights.

Right to Elect Two Directors Upon Non-Payment of Dividends. If and whenever dividends on any shares of the Series A Preferred Stock or any class or series of voting parity stock (as defined below) have not been declared and paid in an aggregate amount at least equal, as to any such class or series, to the amount of dividends payable on such class and series at its stated dividend rate for a period of six dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the number of directors then constituting our board will be increased by two. Holders of all classes and series of any voting parity stock as to which a Nonpayment exists are entitled to vote as a single class for the election of the two additional members of our board of directors (the “Preferred Directors”), but only if the election of any such directors would not cause us to violate the listing standards of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) or the rules and regulations of any other regulatory or self-regulatory body. In addition, our board of directors will at no time include more than two Preferred Directors. As used herein, “voting parity stock” means each class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends and has voting rights similar to those described in this paragraph, which in this case includes both our Series C Preferred Stock and our Series D Preferred Stock.

In the event of a Nonpayment, at the written request of any holder of record of at least 20% of the outstanding shares of any voting parity stock with respect to which a Nonpayment exists addressed to our Secretary at our principal office, our Secretary will call a special meeting of the holders of all voting parity stock with respect to which a Nonpayment exists for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders). So long as these voting rights have not ceased, holders of any and all voting parity stock with respect to which a Nonpayment exists voting as a single class will continue to elect such directors at each subsequent annual meeting.

If and when full dividends have been paid for at least four dividend periods following a Nonpayment on any class or series of voting parity stock as to which a Nonpayment exists or existed, the foregoing voting rights will cease with respect to that class or series (subject to revesting in the event of each subsequent Nonpayment). If and when full dividends have been paid for at least four dividend periods on all classes and series of voting parity stock as to which a Nonpayment exists or existed, the term of office of each Preferred Director so elected will immediately terminate and the number of directors on the board of directors will automatically decrease by two.

Other Voting Rights. So long as any shares of Series A Preferred Stock remain outstanding:

•

the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of Series A Preferred Stock and any class or series of preferred stock that ranks on a parity with such series of preferred stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of Zions (which in this case would include our Series C Preferred Stock and Series D Preferred Stock), voting together as a class, is required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to such series of preferred stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Zions; and

•

the affirmative vote or consent of the holders of at least two-thirds of all shares of such series of preferred stock at the time outstanding, voting separately as a class, is required to amend any provisions of Zion’s articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of such series of preferred stock, taken as a whole.

Series C Preferred Stock

The initial Series C Preferred Stock offering was completed on July 2, 2008. The offering was issued in the form of 1,877,971 depositary shares representing a 1/40th ownership interest in a share of the preferred stock. As of the date hereof, there were 4,415,531 depositary shares representing interests in our Series C Preferred Stock outstanding. Dividends are non-cumulative and are computed at a rate per annum equal to 9.50%. Dividend payments are made on the 15th day of March, June, September, and December.

Ranking

Shares of the Series C Preferred Stock rank senior to our common stock, equally with our Series A Preferred Stock and Series D Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock and any other class or series whose vote is required) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Zions, holders of the Series C Preferred Stock are entitled to receive out of assets of Zions available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series C Preferred Stock, before any distribution of assets is made to holders of common stock or of any of our other shares of junior stock, a liquidating distribution in the amount of the liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series C Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of Zions are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and all holders of any other shares of parity stock, the amounts paid to the holders of Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and to the holders of all parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any other shares of parity stock, the holders of our junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

Redemption

The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series C Preferred Stock is not redeemable prior to September 15, 2013. On and after that date, the Series C Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share) and an amount equal to the dividend for the then-current quarterly dividend period (whether or not declared but without accumulation of any undeclared dividends for prior periods) accrued to but excluding the date of redemption. Holders of Series C Preferred Stock have no right to require the redemption or repurchase of the Series C Preferred Stock.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series C Preferred Stock is subject to prior approval of the Federal Reserve.

Voting Rights

The voting rights of holders of the Series C Preferred Stock are substantially the same as holders of the Series A Preferred Stock. See “—Series A Preferred Stock—Voting Rights.”

Series D Preferred Stock

The Series D Preferred Stock was issued on November 14, 2008 to the U.S. Department of the Treasury (the “U.S. Treasury”) with an aggregate liquidation preference of $1.4 billion. The Emergency Economic Stabilization Act of 2008 authorized the U.S. Treasury to appropriate funds to eligible financial institutions participating in the Troubled Asset Relief Program Capital Purchase Program. The capital investment includes the issuance of preferred shares of the Company and a warrant to purchase Common Stock pursuant to a Letter Agreement and a Securities Purchase Agreement (collectively, the “TARP Agreement”). Cumulative dividends accrue at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter. Dividend payments are made on the 15th day of February, May, August and November. The TARP Agreement subjects us to certain restrictions and conditions including those related to common dividends, share repurchases, executive compensation, and corporate governance.

Ranking

Shares of the Series D Preferred Stock rank senior to our common stock, equally with our Series A Preferred Stock and Series C Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series C Preferred Stock and any other class or series whose vote is required) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of Zions, whether voluntary or involuntary, holders of the Series D Preferred Stock are entitled to receive for each share of Series D Preferred Stock, out of the assets of Zions or proceeds thereof (whether capital or surplus) available for distribution to shareholders of Zions, subject to the rights of any creditors of Zions, before any distribution of such assets or proceeds is made to or set aside for the holders of common stock and any other stock of the Zions ranking junior to the Series D Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) $1,000 per share and (ii) the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment (such amounts collectively, the “liquidation preference”).

If in any such distribution, the assets of Zions or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Series D Preferred Stock and the corresponding amounts payable with respect of any other stock of Zions ranking equally with Series D Preferred Stock as to such distribution, holders of Series D Preferred Stock and the holders of such other stock will share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

If the liquidation preference has been paid in full to all holders of Series D Preferred Stock and the corresponding amounts payable with respect of any other stock of Zions ranking equally with the Series D Preferred Stock as to such distribution has been paid in full, the holders of our other stock are entitled to receive all of our remaining assets (or proceeds thereof) according to their respective rights and preferences.

Redemption

The Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Shares of Series D Preferred Stock are redeemable at our option at 100% of their liquidation preference or $1,000 per share plus accrued and unpaid dividends, whether or not declared; provided however that such shares may be redeemed prior to November 15, 2011 only if (i) we have raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined below) in excess of $350 million and (ii) the aggregate redemption price does not exceed the aggregate net proceeds from such Qualified Equity Offerings.

“Qualified Equity Offering” means the sale and issuance for cash by us to persons other than Zions or its subsidiaries after November 14, 2008, of shares of perpetual preferred stock, common stock or any combination of such stock, that, in each case, qualify as and may be included in Tier I capital of Zions at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

Holders of Series D Preferred Stock have no right to require the redemption or repurchase of the Series D Preferred Stock.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series D Preferred Stock is subject to prior approval of the Federal Reserve.

Voting Rights

Except as required by law and as provided below, the holders of the Series D Preferred Stock have no voting rights.

Right to Elect Two Directors Upon Non-Payment of Dividends. The voting rights of the Series D Preferred Stock in the event of our nonpayment of dividends on the Series D Preferred Stock for an aggregate of six quarterly dividend periods or more, whether or not consecutive, are substantially the same as holders of the Series A Preferred Stock. See “—Series A Preferred Stock—Voting Rights—Right to Elect Two Directors Upon Non-Payment of Dividends.”

Other Voting Rights. So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series D Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, is necessary for effecting or validating:

•

any amendment or alteration of the articles of amendment for the Series D Preferred Stock or our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series D Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding;

•

any amendment, alteration or repeal of any provision of the articles of amendment for the Series D Preferred Stock or our articles of incorporation (including, unless no vote on such merger or consolidation is required as provided below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock; or

•

any consummation of a binding share exchange or reclassification involving the Series D Preferred Stock, or of our merger or consolidation with another corporation or other entity, unless in each case:

•

the shares of Series D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and

•

such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series D Preferred Stock immediately prior to such consummation, taken as a whole.

Depositary Shares

In this Offer to Exchange, references to “holders” of Depositary Shares mean those who own Depositary Shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in Depositary Shares registered in street name or issued in book-entry form through DTC.

General

Each Depositary Share represents a 1/40th ownership interest in a share of Series A Preferred Stock, and is evidenced by a depositary receipt. The shares of Series A Preferred Stock represented by Depositary Shares were deposited under a deposit agreement among us, Zions First National Bank as depositary, and the holders from time to time of the depositary receipts evidencing the Depositary Shares. Subject to the terms of the deposit agreement, each holder of a Depositary Share is entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in “Where You Can Find More Information”.

Dividends and Other Distributions

The depositary distributes any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of Depositary Shares relating to the underlying Series A Preferred Stock in proportion to the number of Depositary Shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the Depositary Shares in proportion to the number of Depositary Shares they hold.

Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the Series A Preferred Stock.

The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Series A Preferred Stock represented by the Depositary Shares, the Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per Depositary Share will be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25.00 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Whenever we redeem shares of Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Series A Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected by the depositary pro rata, by lot, or in such other manner determined by us to be equitable. In any such case, we will redeem Depositary Shares only in increments of 40 shares and any multiple thereof.

Voting Rights

When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the Depositary Shares relating to the Series A Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the number of the Series A Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the depositary will vote the number of the Series A Preferred Stock represented by Depositary Shares in accordance with the instructions it receives. We have agreed to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series A Preferred Stock, it will vote all Depositary Shares of that series held by it proportionately with instructions received to the extent permitted by the New York Stock Exchange or other applicable regulatory body.

Listing

The Depositary Shares are curently listed on the NYSE under the symbol “ZBPRA.” However, the NYSE will consider de-listing the Depositary Shares if, following the conclusion of the Exchange Offer, the number of publicly-held outstanding Depositary Shares is less than 100,000, the number of holders of outstanding Depositary Shares is less than 100, the aggregate market value of the outstanding Depositary Shares is less than $1 million, or for any other reason based on the suitability for the continued listing of the outstanding Depositary Shares in light of all pertinent facts as determined by the NYSE. We do not intend to reduce the number of Depositary Shares accepted in the Exchange Offer to prevent the de-listing of the Depositary Shares.

Form of Preferred Stock and Depositary Shares

The Depositary Shares were issued in book-entry form through DTC only. The Series A Preferred Stock was issued in registered form to the depositary.

TARP Warrant

On November 14, 2008, we issued and sold to the U.S. Treasury, in connection with the issuance and sale of the Series D Preferred Stock, a ten-year warrant (the “TARP Warrant”) to purchase up to 5,789,909 shares of our common stock at an exercise price of $36.27 per share. As of the date of this Offer to Exchange, we have no warrants other than the TARP Warrant outstanding. See “—Preferred Stock—Series D Preferred Stock.”

Rights as a Shareholder

The warrantholder has no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the TARP Warrant has been exercised.

Adjustments to the TARP Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations

The number of shares for which the TARP Warrant may be exercised and the exercise price applicable to the TARP Warrant will be proportionately adjusted in the event we pay dividends or make distributions on our common stock in shares of common stock, or subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment

Until the earlier of November 14, 2011 and the date the U.S. Treasury no longer holds the TARP Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the TARP Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of November 14, 2008.

Other Distributions

If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the TARP Warrant will be adjusted to reflect such distribution.

Certain Repurchases

If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the TARP Warrant and the exercise price will be adjusted.

Business Combinations

In the event of a merger, consolidation or similar transaction involving Zions and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the TARP Warrant will be converted into the right to exercise the TARP Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the TARP Warrant may be exercised, as if the TARP Warrant had been exercised prior to such merger, consolidation or similar transaction.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences relating to the exchange of the Depositary Shares pursuant to the Offer to Exchange and to the ownership and disposition of our Common Stock received upon such exchange. It applies to you only if you acquire the Common Stock in the Offer to Exchange and you hold your Depositary Shares and Common Stock as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person that owns Depositary Shares that are a hedge or that are hedged against interest rate risks,

•	a person that owns Depositary Shares or Common Stock as part of a straddle or conversion transaction for tax purposes,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	a U.S. expatriate.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Depositary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Depositary Shares should consult its tax advisor with regard to the U.S. federal income tax treatment of the Offer to Exchange and of owning the Common Stock received pursuant to the Offer to Exchange.

Please consult your own tax advisor concerning the consequences of owning the Depositary Shares, participating in the Offer to Exchange and of owning the Common Stock received in the Offer to Exchange in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder of participation in the Offer to Exchange. You are a U.S. holder if you are a beneficial owner of a Depositary Shares and you are:

•	a citizen or resident individual of the U.S.,

•	a domestic corporation,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—U.S. Alien Holders” below.

Treatment of the Exchange

The exchange of your Depositary Shares for our Common Stock will qualify as a recapitalization for U.S. federal income tax purposes, and the following discussion assumes the exchange will so qualify. No gain or loss will be recognized by you upon the exchange, except with respect to cash received in lieu of fractional shares of Common Stock, if any. Accordingly, your tax basis in the Common Stock received in such an exchange will be the same as your adjusted tax basis in the Depositary Shares surrendered (except for any tax basis attributable to Depositary Shares exchanged for cash in lieu of any fractional share of Common Stock), and your holding period for such Common Stock will include your holding period for the Depositary Shares that were exchanged.

If you receive cash in lieu of a fractional share of Common Stock, if any, such cash will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share of Common Stock.

U.S. Holders of Common Stock

Distributions on Common Stock. In general, distributions with respect to our Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the corporate U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning before January 1, 2011 will qualify for taxation at special rates if the non-corporate U.S. holder meets certain holding period and other applicable requirements.

Disposition of Common Stock. Upon the sale or other disposition of our Common Stock, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our Common Stock. Such capital gain or loss will generally be long-term if your holding period in respect of such Common Stock is more than one year. For a discussion of your holding period in respect of Common Stock received in exchange for Depositary Shares, see above under “—Treatment of the Exchange.” Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

U.S. Alien Holders

This subsection describes the tax consequences to a U.S. alien holder of participation in the Offer to Exchange. You are a U.S. alien holder if you are the beneficial owner of a Depositary Share and you are not a U.S. holder and are not a partnership. If you are a U.S. holder, this subsection does not apply to you.

Treatment of the Exchange

Generally, if you are a U.S. alien holder, you will not recognize any gain or loss on the exchange of Depositary Shares for Common Stock pursuant to the Offer to Exchange. You will not recognize any gain or loss on the exchange of Depositary Shares for cash in lieu of a fractional share of Common Stock provided that none of the three conditions under “—Gain on Disposition of Common Stock” below are met.

U.S. Alien Holders of Common Stock

Dividends. Except as described below, if you are a U.S. alien holder of our Common Stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a U.S. alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the U.S., we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate U.S. alien holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock. If you are a U.S. alien holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of Common Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our Common Stock and you are not eligible for any treaty exemption. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a corporate U.S. alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes. Common Stock held by an individual U.S. alien holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a U.S. holder of our Common Stock, you will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our Common Stock, unless you are an exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

If you are a U.S. alien holder, you are generally exempt from backup withholding and information reporting requirements (other than certain information reporting required on withholding tax on form 1042-S) with respect to:

•	dividend payments, and

•

the payment of the proceeds from the sale of Common Stock effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption (such as your corporate status).

Payment of the proceeds from the sale of Common Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Common Stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Common Stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service. Payments subject to U.S. withholding tax will not also be subject to U.S. backup withholding tax.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing participation in the Exchange Offer. Among other factors, the fiduciary should consider whether exchanging Depositary Shares for Common Stock would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the Exchange Offer would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The exchange of Depositary Shares for Common Stock by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Exchange Offer is governed by an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the Exchange Offer or the holding of Common Stock. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any participant in the Exchange Offer will be deemed to have represented by participating in the Exchange Offer and by holding our Common Stock that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and the Depositary Shares exchanged for Common Stock do not constitute the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the participation in the Exchange Offer and the holding of the Common Stock will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering participating in the Exchange Offer on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Participants in the Exchange Offer have exclusive responsibility for ensuring that their participating and the holding of our Common Stock does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The exchange of Depositary Shares for Common Stock by a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this Offer to Exchange. Our consolidated financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The Exchange Agent and Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and brokers call collect: (212) 269-5550

All others call toll free: (800) 901-0068

Additional copies of this Offer to Exchange, the Letter of Transmittal or other tender offer materials may be obtained from D.F. King & Co., Inc., and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the Letter of Transmittal should be directed to the Information Agent. The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Depositary Shares or that holder of Depositary Shares’ broker, dealer, commercial bank, trust company or nominee to D.F. King & Co., Inc.